Exhibit 4.44

EXECUTION COPY

CNOOC LIMITED

and

CNOOC CANADA HOLDING LTD.

and

NEXEN INC.

ARRANGEMENT AGREEMENT

July 23, 2012

(i)

SCHEDULES

Schedule A	PLAN OF ARRANGEMENT
Schedule B	ARRANGEMENT RESOLUTION

(ii)

Schedule C	PREFERRED SHAREHOLDER RESOLUTION
Schedule D	KEY REGULATORY APPROVALS
Schedule E	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Schedule F	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER

(iii)

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of July 23, 2012,

AMONG:

NEXEN INC., a corporation incorporated under the laws of Canada

(the “Company”)

- and -

CNOOC LIMITED, a corporation incorporated under the laws of Hong Kong with limited liability

(the “Parent”)

- and -

CNOOC CANADA HOLDING LTD., a corporation incorporated under the laws of Canada

(the “Purchaser”).

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1          Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Parent or the Purchaser relating to: (i) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries or of 20% or more of the voting, equity or other securities of the Company or any of its Subsidiaries (or rights or interests therein or thereto); (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of

Persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of the Company or any of its Subsidiaries; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its Subsidiaries; or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.

“Affected Shareholders” means the Common Shareholders and the Preferred Shareholders.

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions.

“Agreement” means this arrangement agreement.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Common Shareholders, substantially in the form set out in Schedule B.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“associate” has the meaning ascribed thereto in the Securities Act (Alberta).

“Authorization” means with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

“Breaching Party” has the meaning ascribed thereto in Section 4.10(3).

“Bump Transactions” has the meaning ascribed thereto in Section 4.8(2).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Calgary, Alberta, Beijing, People’s Republic of China or Luxembourg.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Collective Agreements” means all collective bargaining agreements or union agreements currently applicable to the Company and/or any of its Subsidiaries and all related documents, including letters of understanding, letters of intent and other written communications with bargaining agents for any Company Employee which impose any obligations upon the Company and/or any of its Subsidiaries.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or her designee.

“Common Shareholders” means the registered and/or beneficial holders of the Common Shares, as the context requires.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Nexen Inc., a corporation incorporated under the laws of Canada.

“Company 2012 Budget” means the Company’s capital budget for 2012, as included in the Company Disclosure Letter.

“Company Assets” means all of the assets, properties, permits, rights or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries and, for greater certainty, includes the PNG Interests and the Company Leases.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Affected Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.

“Company DRIP” means the Company’s Dividend Reinvestment Plan effective June 1, 1995, as amended May 7, 2007 and March 4, 2011.

“Company Employees” means the officers, employees and independent contractors of the Company and its Subsidiaries.

“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR or EDGAR since December 31, 2010.

“Company Leases” has the meaning ascribed thereto in Paragraph (22) of Schedule E.

“Company Meeting” means the special meeting of Affected Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and the Preferred Shareholder Resolution.

“Company Options” means the outstanding options to purchase Common Shares issued pursuant to the Stock Option Plan, as listed in Section 3.1(6) of the Company Disclosure Letter.

“Company Securityholders” means, collectively, the Affected Shareholders, the holders of Company Options, the holders of DSUs, the holders of STARs and the holders of RSUs.

“Company Shares” means, collectively, the Common Shares and the Preferred Shares.

“Company Wells” has the meaning ascribed thereto in Paragraph (26) of Schedule E.

“Company’s Constating Documents” means the restated articles of incorporation and by-laws of the Company and all amendments to such articles or by-laws.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means, with respect to the transactions contemplated by this Agreement, the following (i) receipt by the Purchaser of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act to the effect that the Commissioner of Competition is satisfied that she or he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act; or (ii) either the expiry of the waiting period under Subsection 123(1) of the Competition Act, the termination of the waiting period under Subsection 123(2) of the Competition Act or a waiver of the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act under paragraph 113(c) of the Competition Act, and there shall not be proceedings pending, threatened or initiated by the Commissioner of Competition under Section 92, Section 100 and/or Section 104 of the Competition Act before the Competition Tribunal.

“Competition Tribunal” means the Competition Tribunal established under Subsection 3(1) of the Competition Tribunal Act.

“Competition Tribunal Act” means the Competition Tribunal Act (Canada).

“Confidentiality Agreement” means the confidentiality agreement dated June 18, 2012 between the Company and Parent.

“Consideration” means U.S.$27.50 in cash per Common Share, without interest, and $26.00 in cash per Preferred Share (together with an amount equal to all accrued and unpaid dividends thereon up to, but excluding, the Effective Date), without interest, as applicable.

“Contract” means any agreement, commitment, engagement, contract, franchise, licence, lease, obligation, undertaking or joint venture (written or oral) to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Court” means the Court of Queen’s Bench of Alberta, or other court as applicable.

“CTA Approval” means receipt by the Purchaser (i) from the Minister of Transport of notice pursuant to Section 53.1(4) of the Canada Transportation Act of his or her opinion that the transactions contemplated by this Agreement do not raise issues with respect to the public interest as it relates to national transportation within 42 days of receiving notification of the transactions contemplated by this Agreement; or (ii) from the Governor in Council of the approval of the transactions contemplated by this Agreement pursuant to Section 53.2(7) of the Canada Transportation Act, in each case following notification of the transactions contemplated by this Agreement to the Minister of Transport pursuant to Section 53.1(1) of the Canada Transportation Act.

“Data Room” means the material contained in the virtual data room established by the Company as at 5:00 p.m. on July 22, 2012, the index of documents of which is appended to the Company Disclosure Letter.

“Depositary” means such Person as the Purchaser may appoint to act as depositary for the Company Shares in relation to the Arrangement, with the approval of the Company, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Director of Investments” means the Director of Investments appointed under Section 6 of the Investment Canada Act.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“D&M” means DeGolyer and MacNaughton.

“D&M Opinion” means the opinion provided by D&M dated January 26, 2012, which states that the Company’s internally generated estimates of proved and probable reserves attributable to the Company’s properties in the United Kingdom North Sea and Nigeria and certain Canadian shale gas properties in the Reserves Information, in each case as further described in such opinion, are, in the aggregate, reasonable.

“DSU Plan 1” means the Company’s amended and restated deferred share unit plan 1 – base compensation alternative for non-executive directors effective as of July 1, 2001, as amended and restated July 17, 2011, a copy of which is included in the Data Room.

“DSU Plan 2” means the Company’s deferred share unit plan 2 - long term incentive plan for non-executive directors effective as of October 16, 2003, a copy of which is included in the Data Room.

“DSUs” means the outstanding deferred share units issued under the DSU Plan 1 and the DSU Plan 2.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

“Employee Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or supplemental retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained by or binding upon the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or potential liability.

“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health and safety, noise control, pollution, reclamation or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.

“Exchange” or “Exchanges” means the TSX and/or the NYSE, as applicable.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exon-Florio Amendment” means Section 721 of Title VII of the United States Defence Production Act of 1950.

“Exon-Florio Approval” means (i) CFIUS’s completion of a review of the transactions contemplated by this Agreement with a determination that there are no unresolved national security issues or (ii) following review by CFIUS, a determination by the President not to use his powers under the Exon-Florio Amendment to block or unwind U.S. portions of the transactions contemplated by this Agreement.

“Fairness Opinions” means the opinion of RBC Capital Markets to the effect that, as of the date of this Agreement, the Consideration to be received by the Common Shareholders and by the Preferred Shareholders is fair, from a financial point of view, to such holders, respectively, and the opinion of Goldman Sachs Canada Inc. to the effect that, as of the date of this Agreement, the Consideration to be received by the Common Shareholders is fair, from a financial point of view, to such holders.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Advisors” means Goldman Sachs Canada Inc. and RBC Capital Markets.

“GAAP” means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting, as applicable, at the relevant time, applied on a consistent basis.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety or having a significant adverse effect upon the environment or human life or health.

“Hong Kong Listing Rules” means The Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” means the expiration or early termination of any waiting period, and any extension thereof, applicable to the completion of the transactions contemplated by this Agreement under the HSR Act.

“ICA Approval” means the responsible Minister under the Investment Canada Act (the “Minister of Industry”) having sent a notice to the Parent or the Purchaser stating that the Minister of Industry is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada, or the Minister of Industry having been deemed to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada.

“Indemnified Persons” has the meaning ascribed thereto in Section 8.8(1).

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions, improvements, trade secrets, know-how, methods, processes, designs, technology, technical data and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; and (vii) any other intellectual property and industrial property.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Key Regulatory Approvals” means the approvals listed on Schedule D and such other approvals agreed to by the Parties.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Legal Proceedings” has the meaning ascribed thereto in Section 8.5.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, assignment, lien (statutory or otherwise), or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(e).

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the

Company and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(a)	any change affecting the oil and gas industry as a whole;

(b)	any change in currency exchange, interest or inflation rates or commodity, securities or general economic, financial or credit market conditions in Canada or elsewhere;

(c)	changes in the market price of crude oil, natural gas or related hydrocarbons;

(d)	any change in Law or GAAP;

(e)	any matter which has been expressly disclosed by the Company in the Company Disclosure Letter;

(f)
the failure of the Company to meet any internal or published projections, forecasts or estimates of revenues, earnings, cash flows or production or petroleum substances (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(g)	any actions taken (or omitted to be taken) by the Company that is consented to by the Purchaser expressly in writing;

(h)
the announcement of this Agreement or any action taken by the Company or its Subsidiaries that is required pursuant to this Agreement including (i) any steps taken pursuant to Section 4.4 or Section 4.8 and (ii) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of its current or prospective employees, customers, distributors, suppliers or partners; or

(i)
any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, however, that (i) with respect to clauses (a) through to and including (d), such matter does not have a materially disproportionate effect on the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the oil and gas industry generally; and (ii) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means any Contract: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) identified in Section 1.1 of the Company Disclosure Letter; (iii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness (currently outstanding or which may become outstanding) for borrowed money in excess of $25,000,000 individually or $50,000,000 in the aggregate, excluding guarantees or intercompany liabilities or obligations between two or more wholly-owned Subsidiaries of the Company or between the Company and one or more of its wholly-owned Subsidiaries; (iv) restricting the incurrence of indebtedness by the Company or any of its Subsidiaries or (including by requiring the granting of an equal and rateable Lien) the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company or by any of its Subsidiaries; (v) that creates an exclusive dealing arrangement or right of first offer or refusal, other than joint operating agreements, bidding agreements and other industry standard agreements entered into in the Ordinary Course, in each case, which do not create any material exclusive dealing arrangement or right of first offer or refusal; (vi) that is a Collective Agreement or other agreement with a union; (vii) providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $50,000,000 other than crude oil contracts entered into in the Ordinary Course; (viii) that limits or restricts in any material respect (A) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services; or (ix) that requires the consent of any other party to the Contract to a change in control of the Company or any of its Subsidiaries.

“McDaniel” means McDaniel & Associates Consultants Ltd.

“McDaniel in situ Opinion” means the opinion provided by McDaniel dated January 26, 2012, which states that the Company’s internally generated estimates of proved and probable reserves attributable to the Company’s in situ oil sands properties in the Reserves Information, as further described in such opinion, are, in the aggregate, reasonable.

“McDaniel Opinions” means, collectively, the McDaniel in situ Opinion and the McDaniel Syncrude Opinion.

“McDaniel Syncrude Opinion” means the opinion provided by McDaniel dated January 26, 2012, which states that the Company’s internally generated estimates of proved and probable reserves attributable to the Company’s interest in the Syncrude property in the Reserves Information, as further described in such opinion, are, in the aggregate, reasonable.

“MI 61101” means Multilateral Instrument 61101 Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” has the meaning ascribed thereto under Securities Laws.

“Money Laundering Laws” has the meaning ascribed thereto in Paragraph (50) of Schedule E.

“No Action Letter” means written confirmation from the Commissioner of Competition that she or he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Notes due 2015” means the 5.20% notes of the Company due March 10, 2015.

“Notes due 2017” means the 5.65% notes of the Company due May 15, 2017.

“Notes due 2019” means the 6.20% notes of the Company due July 30, 2019.

“Notes due 2028” means the 7.40% notes of the Company due May 1, 2028.

“Notes due 2032” means the 7.875% notes of the Company due March 15, 2032.

“Notes due 2035” means the 5.875% notes of the Company due March 10, 2035.

“Notes due 2037” means the 6.40% notes of the Company due May 15, 2037.

“Notes due 2039” means the 7.50% notes of the Company due July 30, 2039.

“NYSE” means the New York Stock Exchange.

“officer” has the meaning ascribed thereto in the Securities Act (Alberta).

“OHSL” has the meaning ascribed thereto in Paragraph (38) of Schedule E.

“Ordinary Course” means, with respect to an action taken by the Company, that such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the business of the Company.

“Outside Date” means January 31, 2013 or such later date as may be agreed to in writing by the Parties, provided that if the Effective Date is not expected to occur by January 31, 2013 as a result of the failure to satisfy the condition set forth in either Section 6.1(3) or Section 6.2(3), then any Party may elect, by notice in writing delivered to the other Parties by no later than 5:00 p.m. (Calgary time) on the date that is not less than five days prior to such date or, in the case of any subsequent extensions, the date that is not less than five days prior to the Outside Date, as previously extended, to extend the Outside Date from time to time by a specified period of not less than 15 days, provided that in aggregate such extensions shall not exceed 75 Business Days from January 31, 2013; provided that notwithstanding the foregoing a Party shall not be permitted to extend the Outside Date if the failure to satisfy the condition set forth in either Section 6.1(3) or Section 6.2(3) is primarily the result of such Party’s failure to comply with its covenants herein.

“Parent” means CNOOC Limited, a corporation incorporated under the laws of Hong Kong with limited liability.

“Parent Disclosure” means any announcement or circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, any such announcement or circular, as amended, supplemented or otherwise modified from time to time, to be published or issued by the Parent in connection with the Arrangement in accordance with the requirements of the Hong Kong Listing Rules.

“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.

“Permitted Dividends” means, in respect of Common Shares, a dividend not in excess of $0.05 per Common Share per quarter consistent with the Company’s current practice (including with respect to timing), and in respect of the Preferred Shares, regular quarterly dividends payable on the Preferred Shares in accordance with the terms of such Preferred Shares, as set out in the Company’s Constating Documents.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not due or delinquent;

(b)
easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the PNG Interests;

(c)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Company Assets and in respect of which adequate holdbacks are being maintained as required by Law;

(d)
Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Company Assets, but only to the extent those liens relate to costs and expenses for which payment is not due;

(e)
the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit forming part of the Company Assets, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(f)
the reservations, limitations, provisos and conditions in any original grant from the applicable Governmental Entity of any of the lands forming part of the Company Assets, or interests in them and statutory exceptions to title;

(g)
the right of general application reserved to or vested in any Governmental Entity to levy taxes on petroleum and natural gas substances or the revenue from them, and governmental restrictions on production rates or on the operation of any property or otherwise affecting the value of any property; and

(h)	rights reserved or vested in any Governmental Entity to control or regulate the Company Assets in any manner.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“PNG Interests” has the meaning ascribed thereto in Paragraph (22) of Schedule E.

“PRC Approvals” means any approvals required to be obtained from Governmental Entities in the People’s Republic of China in order for the Parent and the Purchaser to complete the transactions contemplated by this Agreement.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.8(1).

“Preferred Shareholder Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Preferred Shareholders, substantially in the form set out in Schedule C.

“Preferred Shareholders” means the registered and/or beneficial holders of the Preferred Shares, as the context requires.

“Preferred Shares” means the second series of Preferred Shares designated as “Cumulative Redeemable Class A Rate Reset Preferred Shares, Series 2” in the capital of the Company, as constituted on the date hereof.

“Process Agent” has the meaning ascribed thereto in Section 8.5.

“Protective Waiver” has the meaning ascribed thereto in Paragraph (42) of Schedule E.

“Purchaser” means CNOOC Canada Holding Ltd., a corporation incorporated under the laws of Canada.

“Regulatory Approvals” means, any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required or advisable under Laws in connection with the Arrangement, including the Key Regulatory Approvals.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Representative” has the meaning ascribed thereto in Section 5.1(1).

“Reserves Disclosure” means the disclosure relating to the Company’s reserves: (i) under the heading “Reserves, Production and Related Information” in the annual information form of the Company for the year ended December 31, 2011 and dated February 15, 2012; and (ii) in Appendix B to the annual information form of the Company for the year ended December 31, 2011 and dated February 15, 2012.

“Reserves Information” means the estimates of the Company’s reserves as at December 31, 2011, the estimates of discounted future net cash flows prepared as of December 31, 2011 and the estimates of future net revenue described in the Reserves Disclosure.

“Reverse Termination Fee” has the meaning ascribed thereto in Section 8.2(4).

“Rights Plan” means the amended and restated shareholder rights plan agreement between the Company and CIBC Mellon Trust Company, as rights agent, dated as of April 27, 2011.

“RSU Plan” means the Company’s restricted share unit plan as amended and restated effective as of February 15, 2012, a copy of which is included in the Data Room.

“RSUs” means the restricted share units issued under the RSU Plan and shall include, for greater certainty, any performance share units issued under the RSU Plan.

“Ryder Scott” means Ryder Scott Company L.P.

“Ryder Scott Opinion” means the opinion provided by Ryder Scott dated January 26, 2012, which states that the Company’s internally generated estimates of proved and probable reserves attributable to the Company’s Gulf of Mexico properties in the Reserves Information, in each case as further described in such opinion, are, in the aggregate, reasonable.

“Securities Authority” means the United States Securities and Exchange Commission, the Alberta Securities Commission and the applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means the Securities Act (Alberta) and any other applicable Canadian provincial and territorial, United States federal and state securities laws, rules and regulations and published policies thereunder.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“STARs” means the stock appreciation rights issued under the STARs Plan and shall include, for greater certainty, any STARs with performance conditions issued under the STARs Plan.

“STARs Plan” means the Company’s stock appreciation rights plan effective July 13, 2001, as amended December 4, 2006, a copy of which is included in the Data Room.

“Stock Option Plan” means the Company’s stock option plan effective February 27, 1998, as amended December 15, 1998, September 15, 1999, April 17, 2000, May 2, 2001, May 6, 2003, July 1, 2004 (at which time it was renamed the “Tandem Option Plan”) and June 30, 2007, a copy of which is included in the Data Room.

“Subordinated Notes due 2043” means the 7.35% subordinated notes of the Company due November 1, 2043.

“Subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta).

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from a Person who is an arm’s length third party made after the date of this Agreement: (i) to acquire not less than all of the outstanding Common Shares or all or substantially all of the assets of the Company on a consolidated basis; (ii) that complies with Securities Laws and did not result from or involve a breach of this Agreement or any agreement between the Person making such Acquisition Proposal and the Company; (iii) that is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (iv) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (v) that is not subject to any due diligence and/or access condition; and (vi) in respect of which the Board and any relevant committee thereof determines, in its good faith judgment, after receiving the advice of its outside legal counsel and its financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to Common Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)).

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(c).

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Technology” has the meaning ascribed thereto in Paragraph (33) of Schedule E.

“Terminating Party” has the meaning ascribed thereto in Section 4.10(3).

“Termination Fee” has the meaning ascribed thereto in Section 8.2(2).

“Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).

“Termination Notice” has the meaning ascribed thereto in Section 4.10(3).

“TSX” means the Toronto Stock Exchange.

“wilful breach” means a material breach that is a consequence of any act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 1.2          Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)
Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)
Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “made available” means (i) copies of the subject materials were included in the Data Room, (ii) copies of the subject materials were provided to the Purchaser, or (iii) the subject material was listed in the Company Disclosure Letter or referred to in the Data Room and copies were provided to the Purchaser by the Company if requested.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)
Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of Kevin J. Reinhart (Interim President and Chief Executive Officer), Una M. Power (Interim Chief Financial Officer and Senior Vice President, Corporate Planning and Business Development), Alan O’Brien (Senior Vice President, General Counsel and Secretary), James Arnold (Senior Vice President, Oil Sands), Ronald Bailey (Senior Vice President, Natural Gas Canada), Katherine Hughes (Executive Vice President, International Oil & Gas) and Kevin McLachlan (Vice President, Global Exploration), after due and diligent inquiry.

(7)
Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.

(8)
Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(9)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(10)	Time References. References to time are to local time, Calgary, Alberta.

(11)
Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(12)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

ARTICLE 2
THE ARRANGEMENT

Section 2.1          Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2          Interim Order

As soon as reasonably practicable after the date of this Agreement, the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(i)	for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(ii)
that the required level of approval for the Arrangement Resolution shall be two thirds of the votes cast on such resolution by Common Shareholders present in person or represented by proxy at the Company Meeting and that the required level of approval for the Preferred Shareholder Resolution shall be two-thirds of the votes cast on such resolution by Preferred Shareholders present in person or represented by proxy at the Company Meeting;

(iii)
that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(iv)	for the grant of the Dissent Rights to those Affected Shareholders who are registered Affected Shareholders as contemplated in the Plan of Arrangement;

(v)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(vii)
that the record date for the Affected Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) of the Company Meeting, unless required by applicable Laws; and

(viii)	for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

Section 2.3          The Company Meeting

(1)	The Company shall:

(a)
convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable (and the Company will use all reasonable commercial efforts to do so on or before September 21, 2012), and, in this regard, the Company shall abridge, as necessary, any time periods that may be abridged under Securities Laws, for the purpose of considering the Arrangement Resolution and the Preferred Shareholder Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser, except as required or permitted under Section 2.3(1)(h), Section 4.10(3) or Section 5.4(5), or as required for quorum purposes (in which case, the Company Meeting, shall be adjourned and not cancelled) or as required by applicable Law or by a Governmental Entity;

(b)
subject to the terms of this Agreement and compliance by the directors and officers of the Company with their fiduciary duties, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and the Preferred Shareholder Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution or the Preferred Shareholder Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, acting reasonably, using proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution and the Preferred Shareholder Resolution;

(c)	provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any proxy solicitation services firm, as requested from time to time by the Purchaser;

(d)
consult with the Purchaser in fixing the date of the Company Meeting and the record date of the Company Meeting and give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;

(e)
promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution and the Preferred Shareholder Resolution;

(f)
promptly advise the Purchaser of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and/or purported exercise or withdrawal of Dissent Rights by Affected Shareholders. The Company shall not settle or compromise or agree to settle or compromise any such claims without the prior written consent of the Purchaser, not to be unreasonably withheld;

(g)	not change the record date for the Affected Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law; and

(h)
if the Company Meeting is to be held during a Matching Period, at the request of Purchaser, adjourn or postpone the Company Meeting to a date specified by the Purchaser that is not later than 15 Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five Business Days prior to the Outside Date.

Section 2.4   The Company Circular

(1)
Subject to the Purchaser’s compliance with Section 2.4(4), the Company shall promptly prepare and complete, in consultation with the Purchaser, the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Affected Shareholder and other Persons as required by the Interim Order and Law, in each case using all reasonable commercial efforts so as to permit the Company Meeting to be held by the date specified in Section 2.3(1).

(2)
The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation and provides the Affected Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Fairness Opinions; (ii) a statement that the Board has received the Fairness Opinions, and has unanimously, after receiving legal and financial advice, determined that the Arrangement is in the best interests of the Company and recommends that Affected Shareholders, as applicable, vote in favour of the Arrangement Resolution and the Preferred Shareholder Resolution (the “Board Recommendation”); and (iii) a statement that each director and executive officer of the Company intends to vote all of such individual’s Company Shares in favour of the Arrangement Resolution and the Preferred Shareholder Resolution, as applicable.

(3)	The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents,

and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating solely to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably.

(4)
The Purchaser shall provide all necessary information concerning the Purchaser that is required by Law to be included by the Company in the Company Circular or other related documents to the Company in writing, and shall ensure that such information does not contain any Misrepresentation.

(5)
The Company shall promptly notify the Purchaser if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Affected Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5          Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA, as soon as reasonably practicable, but in any event not later than three Business Days after the Arrangement Resolution is passed at the Company Meeting.

Section 2.6          Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order and the Company will provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in such material and any other matters contained therein. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order.

Subject to Laws, the Company will not file any material with, or make any submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement.

Section 2.7          Employment Matters

(1)
Unless otherwise agreed in writing between the Parties, each of the Parent and Purchaser covenant and agree, and after the Effective Time will cause the Company and any successor to the Company to covenant and agree that the Company Employees, unless their employment is terminated, shall be provided with compensation not less than, and benefits that are, in the aggregate, no less favourable than, those provided to such Company Employees immediately prior to the Effective Time.

(2)
Each of the Parent and the Purchaser covenant and agree, and after the Effective Time will cause the Company and any successor to the Company, to honour and comply in all material respects with the terms of all existing change of control agreements and employment and severance obligations of the Company and its Subsidiaries and all obligations of the Company and its Subsidiaries under the Employee Plans.

(3)
Each of the Parent and the Purchaser covenant and agree, and after the Effective Time will cause the Company and any successor to the Company to covenant and agree, to cause the Company to allocate and pay out to the Company Employees bonus amounts in respect of the calendar year ending December 31, 2012 in accordance with the Company’s customary year-end bonus practices consistently applied in accordance with prior years, the particulars of which have been set forth in Section 2.7(3) of the Company Disclosure Letter.

(4)
Each of the Parent and the Purchaser agree and acknowledge that the Company shall institute special bonus programs in connection with the Arrangement, the particulars of which have been set forth in Section 2.7(4) of the Company Disclosure Letter and, subject to completion of the Arrangement, each of the Parent and the Purchaser covenant and agree to cause the Company to allocate and pay out to the Company Employees bonus amounts pursuant to the terms of such bonus programs.

(5)
Notwithstanding anything in this Section 2.7 to the contrary, the terms of this Section 2.7 shall not apply to any Company Employee who is covered by a Collective Agreement and instead, the terms and conditions of employment of each such Company Employee following the Effective Time shall be governed by the terms of the applicable Collective Agreement.

Section 2.8          Articles of Arrangement and Effective Date

(1)
The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule A, as it may be amended from time to time by written agreement of the Parties hereto.

(2)
The Company shall send the Articles of Arrangement to the Director no later than the second Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties.

(3)	The closing of the Arrangement will take place at the offices of Blake, Cassels & Graydon LLP, in Calgary, Alberta, or at such other location as may be agreed upon by the Parties.

Section 2.9          Payment of Consideration

The Purchaser shall, immediately prior to the sending by the Company of the Articles of Arrangement to the Director provide the Depositary with sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) to satisfy: (i) the aggregate Consideration per Common Share as provided in the Plan of Arrangement; and (ii) if the Preferred Shareholder Resolution is passed, the aggregate Consideration per Preferred Share.

Section 2.10        Adjustments to Consideration

If, on or after the date of this Agreement, the Company sets a record date for any dividend or other distribution on the Company Shares (other than Permitted Dividends) that is prior to the Effective Time or the Company pays any dividend or other distribution on the Company Shares (other than Permitted Dividends) prior to the Effective Time: (i) to the extent that the amount of such dividends or distributions per Company Share does not exceed the applicable Consideration per Company Share, the applicable Consideration per Company Share shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Company Share exceeds the applicable Consideration per Company Share, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.

Section 2.11        Taxation of Company Options

The Parties acknowledge that no deduction will be claimed by the Company in respect of any payment made to a holder of Company Options in respect of the Company Options pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (both within the meaning of the Tax Act), in computing the Parties’ taxable income under the Tax Act, and the Company shall: (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the cash payments made in exchange for the surrender of Company Options, and (ii) provide evidence in writing of such election to holders of Company Options, it being understood that holders of Company Options shall be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any benefit arising from the surrender of Company Options. The Parties agree that this Section 2.11 shall also apply, mutatis mutandis, with respect to any payment made to a holder of STARs (in respect of the STARs) pursuant to the Plan of Arrangement provided that such holder (a) is either a resident of Canada or employed in Canada (both within the meaning of the Tax Act), and (b) is otherwise eligible to claim a deduction under paragraph 110(1)(d) of the Tax Act in respect of such payment.

Section 2.12        Withholding Taxes

The Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable or otherwise deliverable to any Company Securityholders under the Plan of Arrangement such amounts as the Purchaser, the Company or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to the Company Securityholders in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

Section 2.13        List of Shareholders

At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable, provide the Purchaser with a list (in both written and electronic form) of the registered Affected Shareholders, together with their addresses and respective holdings of Company Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options) and a list of non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares, all as of a date that is as close as reasonably practicable prior to the date of delivery of such lists. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Affected Shareholders and lists of holdings and other assistance as the Purchaser may reasonably request.

Section 2.14        Parent Guarantee

The Parent hereby unconditionally and irrevocably guarantees in favour of the Company the due and punctual performance by the Purchaser of the Purchaser’s obligations hereunder. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Parent and agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of the Company

(1)
Except as set forth in the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, disclosure for the purposes of) the representations and warranties of the Company that are contained in the corresponding section of this Agreement), the Company represents and warrants to the Purchaser and to the Parent as set forth in Schedule E and acknowledges and agrees that the Purchaser and the Parent are relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Company.

(3)
The Company shall be permitted to include an express cross-reference to an item in the Company Filings in the Company Disclosure Letter provided that the disclosure in the Company Filings that is expressly cross-referenced is meaningful and not misleading and further provided that no qualification or disclosure shall include any reference to any forward-looking information or anything in the risk factors section of the Company Filings or similar language contained therein.

(4)	The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

Section 3.2          Representations and Warranties of the Parent and Purchaser

(1)
The Parent and Purchaser jointly and severally represent and warrant to the Company as set forth in Schedule F and acknowledge and agree that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)
Except for the representations and warranties set forth in this Agreement, neither the Parent nor Purchaser nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Parent or the Purchaser.

(3)	The representations and warranties of the Parent and Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the Effective Time.

ARTICLE 4
COVENANTS

Section 4.1          Conduct of Business of the Company

(1)
The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the express prior written consent of the Purchaser, (ii) as required or permitted by this Agreement, (iii) as required by Law or (iv) as contemplated by the Company 2012 Budget, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course, in a proper and prudent manner and in accordance with good industry practice and Laws, and the Company shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries’ business organization, assets (including, for greater certainty, the Company Assets), properties, employees, goodwill and business relationships with customers, suppliers, distributors, licensors, partners and other Persons with which the Company or any of its Subsidiaries has business relations and to perform and comply with all of its obligations under the Material Contracts and where it is an operator of any property, it shall, in all material respects, operate and maintain such property in a proper and prudent manner in accordance with good industry practice and the agreements governing the ownership and operation of such property.

(2)
Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), as required or permitted by this Agreement, as required by Law or as contemplated by the Company 2012 Budget or the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a)	amend its articles of incorporation, articles of amalgamation, by-laws or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)	split, combine or reclassify any shares of the Company or of any Subsidiary;

(c)
except as disclosed in Section 4.1(2)(c) of the Company Disclosure Letter, redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries;

(d)
issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, any options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company or any of its Subsidiaries, except for the issuance of Common Shares issuable upon the exercise of the currently outstanding Company Options and pursuant to the Company DRIP;

(e)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses (i) having a cost, on a per transaction or series of related transactions basis, in excess of $15,000,000 and subject to a maximum of $25,000,000 for all such transactions, or (ii) if such acquisition would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

(f)	reorganize, amalgamate or merge the Company, or, to the extent prejudicial to the Arrangement or to the Purchaser, any Subsidiary of the Company;

(g)	reduce the stated capital of the shares of the Company or any of its Subsidiaries;

(h)
except as disclosed in Section 4.1(2)(h) of the Company Disclosure Letter, adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(i)
sell, pledge, lease, dispose of, lose the right to use, mortgage, license, encumber or otherwise dispose of or transfer any assets of the Company or of any of its Subsidiaries or any interest in any assets of the Company and its Subsidiaries having a value greater than $15,000,000 in the aggregate, other than production and inventory sold in the Ordinary Course;

(j)	except as disclosed in Section 4.1(2)(j) of the Company Disclosure Letter, make any capital expenditure or commitment to do so which individually, or in the aggregate, exceeds $40,000,000;

(k)
make any material Tax election, information schedule, return or designation, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(l)
knowingly take any action or knowingly permit inaction or knowingly enter into any transaction that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any affiliates or Subsidiaries and other non-depreciable capital property owned by the Company or any of its Subsidiaries on the date hereof, upon an amalgamation or winding-up of the Company or any of its Subsidiaries (or any of their respective successors);

(m)
except in connection with customary cash management activities, make, in one transaction or in a series of related transactions, any loans, advances or capital contributions to, or investments in, in an amount on a per transaction or series of related transactions basis in excess of $30,000,000 individually and $40,000,000 in the aggregate, any other Person, other than the Company or any wholly-owned Subsidiary of the Company;

(n)
prepay any long-term indebtedness before its scheduled maturity or create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $15,000,000 other than (i) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or of the Company to another wholly-owned Subsidiary of the Company, (ii) in connection with the refinancing of indebtedness outstanding on the date hereof in the Ordinary Course, (iii) in connection with advances in the Ordinary Course under the Company’s or any Subsidiary’s existing credit facilities, or (iv) indebtedness entered into in the Ordinary Course or in connection with the Arrangement; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company or any of its Subsidiaries becomes liable in accordance with (ii) – (iv) shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs) in excess of $10,000,000, in the aggregate;

(o)
except pursuant to the Company’s policy set forth in Section 4.1(2)(o) of the Company Disclosure Letter, enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(p)	other than in the Ordinary Course or as disclosed in Section 4.1(2)(p) of the Company Disclosure Letter, make any bonus or profit sharing distribution or similar payment of any kind;

(q)	make any material change in the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(r)
except as disclosed in Section 4.1(2)(r) of the Company Disclosure Letter or in the Ordinary Course, grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employees;

(s)
except as required by Law or pursuant to a Collective Agreement: (i) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any Company Employee or any director of the Company or any of its Subsidiaries; (ii) increase the benefits payable under any existing severance or termination pay policies with any Company Employee or any director of the Company or any of its Subsidiaries; (iii) increase the benefits payable under any employment agreements with any Company Employee or any director of the Company or any of its Subsidiaries (other than, in the case of a Company Employee who is not a director or executive officer of the Company, in the Ordinary Course); (iv) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Company Employee or any director of the Company or any of its Subsidiaries (other than, in the case of a Company Employee who is not a director or executive officer of the Company, in the Ordinary Course); or (v) increase compensation, bonus levels or other benefits payable to any Company Employee or any director of the Company (other than, in the case of a Company Employee who is not a director or executive officer of the Company, in the Ordinary Course);

(t)	except as required by Law or as disclosed in Section 4.1(2)(t) of the Company Disclosure Letter, adopt any new Employee Plan or any amendment or modification of an existing Employee Plan;

(u)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(v)
commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations in excess of an amount of $15,000,000 individually or $25,000,000 in the aggregate or which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

(w)
except in the Ordinary Course, amend or modify in any material respect or terminate or waive any material right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(x)	except as required by Law, enter into, amend or modify any union recognition agreement, Collective Agreement or similar agreement with any trade union or representative body;

(y)
except as contemplated in Section 4.11, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(z)	in respect of any Company Assets, waive, release, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change, in any material respect any Company Leases, any existing material Authorization, right to use, lease, contract, production sharing agreement, government land concession, Intellectual Property rights, or other material document;

(aa)	except in the Ordinary Course, surrender or abandon any of its PNG Interests;

(bb)
abandon or fail to diligently pursue any application for any material Authorizations, leases, permits or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, leases or registrations;

(cc)	resign or take any action which would result in the Company’s resignation or replacement as operator of any of the Company Assets for which the Company is the current operator;

(dd)	enter into or amend any Contract with any broker, finder or investment banker, including any amendment of any of the Contracts listed in Section 4.1(2)(dd) of the Company Disclosure Letter; or

(ee)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

Section 4.2          Covenants of the Company Relating to the Arrangement

(1)
The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with the Purchaser and Parent in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)
use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)
use all commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Arrangement or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incurring any liability or obligation without the prior written consent of the Purchaser;

(c)
use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;

(d)
use all commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(e)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement; and

(f)
use commercially reasonable efforts to assist in effecting the resignations of each member of the Board and the board of directors of each of the Company’s Subsidiaries (in each case to the extent requested by Purchaser), and causing them to be replaced by Persons nominated by Purchaser effective as of the Effective Time.

(2)	The Company shall promptly notify the Purchaser in writing of:

(a)	any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect;

(b)
any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement;

(c)
any notice or other communication from any material supplier, marketing partner, customer, distributor or reseller to the effect that such supplier, marketing partner, customer, distributor or reseller is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Arrangement; or

(d)
any material filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or the Company Assets.

(3)	The Company will, in all material respects, conduct itself so as to keep the Purchaser and Parent fully informed as to the material decisions outside of the Ordinary Course required to be made or actions required to be taken with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of confidentiality obligation owed to a third party for which a waiver could not be obtained.

Section 4.3          Covenants of the Purchaser and Parent Relating to the Arrangement

(1)
Each of the Purchaser and Parent shall perform all obligations required or desirable to be performed by it under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Purchaser and the Parent shall:

(a)
use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement;

(b)	use all commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

(c)
use all commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement; and

(d)
not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

(2)	The Parent and Purchaser will ensure that the Purchaser has available funds to pay the Reverse Termination Fee, having regard to their respective other liabilities and obligations.

(3)
Each of the Purchaser and the Parent shall promptly notify the Company in writing of any notice or other communication from any Person (other than Governmental Entities in connection with Regulatory Approvals) alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement.

Section 4.4          Regulatory Approvals

(1)
As soon as reasonably practicable after the date hereof, the Purchaser, the Parent and the Company shall identify any Regulatory Approvals deemed by them to be necessary to discharge their respective obligations under this Agreement and each Party, or where appropriate, the Parties jointly, shall make all notifications, filings, applications and submissions with Governmental Entities required or advisable, and shall use its reasonable best efforts to obtain and maintain the Regulatory Approvals, including the Key Regulatory Approvals.

(2)	Without limiting the generality of Section 4.4(1), as soon as reasonably practicable after the date hereof:

(a)
(i) the Parent and Purchaser and the Company shall each file with the Commissioner of Competition the notice and information necessary to start the waiting period under Subsection 123(1) of the Competition Act, and (ii) the Parent and Purchaser shall file with the Commissioner of Competition a submission in support of a request for an advance ruling certificate under Subsection 102(1) of the Competition Act or, in the event that the Commissioner of Competition will not issue an advance ruling certificate, a No Action Letter in respect of the transactions contemplated by this Agreement;

(b)
the Parent and Purchaser shall file an application for review pursuant to Section 17 of the Investment Canada Act to the Director of Investments in respect of the transactions contemplated by this Agreement and, contemporaneously therewith or promptly thereafter, shall submit to the Director of Investments under the Investment Canada Act proposed written undertakings to Her Majesty in right of Canada;

(c)	each Party will file an appropriate filing of a notification and report form pursuant to the HSR Act in respect of the transactions contemplated by this Agreement;

(d)	the Parent, Purchaser and the Company shall jointly prepare and file with CFIUS a joint notice under the Exon-Florio Amendment in respect of the transactions contemplated by this Agreement; and

(e)	the Parent or the Purchaser shall pay any filing fee payable to a Governmental Entity in connection with a Regulatory Approval.

(3)
The Parties shall cooperate with one another in connection with obtaining the Regulatory Approvals including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the opinion of the Purchaser, acting reasonably, advisable, in connection with obtaining the Regulatory Approvals and use their best efforts to ensure that such information does not contain a misrepresentation; provided, however, that nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to it. For greater certainty, each Party hereby agrees that from the date hereof until the earlier of: (i) the Effective Time; and (ii) this Agreement having been terminated in accordance with its terms, it shall use reasonable best efforts, and shall cause its Subsidiaries to use their reasonable best efforts, to obtain the Regulatory Approvals as soon as reasonably practicable.

(4)
The Parties shall (i) cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any communication (or, in the case of the ICA Approval, any material communication) from any Governmental Entity in respect of the Arrangement or this Agreement (other than with respect to the PRC Approvals, for which the Purchaser will keep the Company reasonably informed as to the status of the proceedings relating to obtaining such approvals or submissions of such information), (ii) respond, as soon as reasonably practicable, to any requests for information from a Governmental Entity in connection with obtaining a Regulatory Approval, and (iii) except in the case of the PRC Approvals or personal identifier information submitted to or requested by CFIUS in connection with obtaining the Exon-Florio Approval, not make any submissions or filings to any Governmental Entity related to the transactions contemplated by this Agreement, or participate in any meetings or any material conversations with any Governmental Entity in respect of any filings, submissions, investigations or other inquiries or matters related to the transactions contemplated by this Agreement, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Party) and to attend and participate in any communications (or, in the case of the ICA Approval, material communications). In connection with the PRC Approvals, the ICA Approval and the Exon-Florio Approval, the Company shall not make any material submissions, applications, notifications, filings or representations to any Governmental Entity without the prior approval of the Parent and Purchaser or unless required under Law (provided that, if required under Law, the Company shall use its reasonable best efforts to give the Parent and the Purchaser prior oral or written notice of such requirement and a reasonable opportunity to review and comment on any such submissions, applications, notifications, filings or representations). Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Party non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(5)
Each Party shall promptly notify the other Party if it becomes aware that any (i) application, filing, document or other submission for a Regulatory Approval contains a misrepresentation, or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties will cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(6)
The Parties shall request that the Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approvals. Related thereto, the Parties, as applicable, shall promptly notify any Governmental Entity that is responsible for issuing a Regulatory Approval that it is prepared to meet, by telephone or in-person at the Governmental Entity’s offices, with a view to obtaining the Regulatory Approvals on an expedited basis.

(7)
If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use their reasonable best efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

(8)
Notwithstanding any of the foregoing, the covenants of the Parent and the Purchaser to use reasonable best efforts to obtain and maintain the Regulatory Approvals shall not require the Parent or the Purchaser to make or agree to any undertaking, agreement, or action required to obtain and maintain such Regulatory Approvals that would have a substantial negative financial impact on, or impose a substantial negative burden on, the Parent and the Purchaser (on a consolidated basis) or the Company and its Subsidiaries (on a consolidated basis) or the value thereof (in each case, on a consolidated basis).

Section 4.5          Parent Disclosure

Subject to any confidentiality restrictions and applicable Laws, the Company shall use reasonable commercial efforts to provide to Parent all information regarding the Company, its Subsidiaries and its securities as reasonably required by applicable Laws for inclusion in the Parent Disclosure or other related documents or in any amendments or supplements thereto. The Company shall also use commercially reasonable efforts to obtain any necessary financial, technical or other expert information or reports required to be included in the Parent Disclosure from the Company’s auditors and any other advisors, and to obtain any necessary cooperation and consents from such auditors and other advisors to the use of any such information and to the identification in the Parent Disclosure of each such advisors. The Company shall ensure that no such information will include any misrepresentation concerning the Company, its Subsidiaries and its securities. The Parent shall give the Company and its legal counsel a reasonable opportunity to review and comment on drafts of the Parent Disclosure and other related documents, and shall give reasonable consideration to any comments made by the Company and its counsel, and agrees that all information relating solely to the Company included in the Parent Disclosure must be in a form and content satisfactory to the Company, acting reasonably. If the Arrangement is not completed other than due to a breach by the Company of the terms and conditions of this Agreement, the Purchaser shall (a) forthwith reimburse the Company for all reasonable out-of-pocket costs and expenses incurred in connection with this Section 4.5; and (b) indemnify the Company for any losses or costs (other than those reimbursed in accordance with the foregoing) incurred by the Company and arising directly out of any action taken in respect of this Section 4.5, other than loss of profit.

Section 4.6          Access to Information; Confidentiality

(1)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law and the terms of any existing Contracts, the Company shall, and shall cause its Subsidiaries and their respective officers, directors, Company Employees, independent auditors, advisers and agents to, afford the Parent and Purchaser and to their officers, employees, agents, representatives such access as the Parent or Purchaser may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall make available to the Parent or Purchaser all data and information as the Parent and Purchaser may reasonably request (including continuing access to the Data Room); provided that: (i) the Parent or Purchaser provides the Company with reasonable notice of any request under this Section 4.6(1); (ii) access to any materials contemplated in this Section 4.6(1) shall be provided during the Company’s normal business hours only; and (iii) the Company’s compliance with any request under this Section 4.6(1) shall not unduly interfere with the conduct of the Company’s business. Without limiting the foregoing and subject to the terms of any existing Contracts: (i) the Purchaser and Parent and their representatives shall, upon reasonable prior notice, have the right to conduct inspections of each of the PNG Interests and Company Leases; and (ii) the Company shall, upon either of the Parent’s or Purchaser’s request, facilitate discussions between the Parent or the Purchaser and any third party from whom consent may be required.

(2)
Investigations made by or on behalf of the Purchaser, whether under this Section 4.6 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(3)	The Purchaser acknowledges that the Confidentiality Agreement continues to apply and that any information provided under Section 4.6(1) shall be subject to the terms of the Confidentiality Agreement.

Section 4.7          Privacy Matters

(1)
For the purposes of this section, “Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

(2)
Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business and the completion of the transactions contemplated herein.

(3)
Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure.

(4)
In addition to its other obligations hereunder, Recipient covenants and agrees to: (i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (ii) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; (iii) where required by law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient; (iv) return or destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed; and (v) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Laws, obtained the individual's consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.

(5)
Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient's obligations hereunder and according to applicable Laws.

(6)
Recipient shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the transactions contemplated herein.

Section 4.8          Pre-Acquisition Reorganization

(1)
The Company agrees that, upon request by the Purchaser, the Company shall use all commercially reasonable efforts to: (i) effect such reorganizations of the Company’s business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization ”); and (ii) co-operate with the Purchaser and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that: (i) the Pre-Acquisition Reorganizations are not prejudicial to securityholders of the Company (having regard to the indemnities provided herein); (ii) the Pre-Acquisition Reorganizations do not impair the ability of the Parent or the Purchaser to complete the Arrangement or delay the completion of the Arrangement; (iii) the Pre-Acquisition Reorganizations are effected as close as reasonably practicable prior to the Effective Time; (iv) none of the Company or its Subsidiaries is required to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the completion of the Arrangement in the absence of action being taken pursuant to this Section 4.8; (v) the Pre-Acquisition Reorganizations do not result in any material breach by the Company or any of its Subsidiaries of any Contract or any breach by the Company or any of its Subsidiaries of their respective organizational documents or Law; and (vi) the Pre-Acquisition Reorganizations shall not become effective unless the Parent and the Purchaser each has waived or confirmed in writing the satisfaction of all conditions in its favour under Section 6.1 and Section 6.2 and shall have confirmed in writing that each of them is prepared to promptly and without condition (other than compliance with this Section 4.8(1)) proceed to effect the Arrangement. The Purchaser and Parent waive any breach of a representation, warranty or covenant by the Company, where such breach is a result of an action taken by the Company or a Subsidiary in good faith pursuant to a request by the Purchaser in accordance with this Section 4.8. The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 15 Business Days prior to the Effective Time. Upon receipt of such notice, the Purchaser and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement or the Plan of Arrangement (provided that such amendments do not require the Company to obtain approval of securityholders of the Company (other than as properly put forward and approved at the Company Meeting)), to give effect to such Pre-Acquisition Reorganization. If the Arrangement is not completed other than due to a breach by the Company of the terms and conditions of this Agreement, the Purchaser shall (x) forthwith reimburse the Company for all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Pre-Acquisition Reorganization; and

(y) indemnify the Company for any losses or costs (other than those reimbursed in accordance with the foregoing) incurred by the Company and arising directly out of any Pre-Acquisition Reorganization, other than loss of profit, provided however, that such indemnity shall include any reasonable costs incurred by the Company in order to restore the organizational structure of the Company to a substantially identical structure of the Company as at the date hereof.

(2)
Without limiting the generality of the foregoing, the Company acknowledges that the Purchaser may enter into transactions (the “Bump Transactions”) designed to step up the tax basis in certain capital property of the Company for purposes of the Tax Act and agrees to use commercially reasonable efforts to provide information reasonably required by Purchaser in this regard on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the Bump Transactions or any such other reorganizations or transactions as is reasonably requested by the Purchaser.

Section 4.9          Public Communications

The Parties shall co-operate in the preparation of presentations, if any, to the Affected Shareholders regarding the Arrangement. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the opinion of its outside legal counsel, is required to make disclosure by Law (other than in connection with the Regulatory Approvals contemplated by Section 4.4) shall use its best efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure (other than with respect to confidential information contained in such disclosure). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure.

Section 4.10        Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)
cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(2)
Notification provided under this Section 4.10 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)
The Parent and Purchaser may not elect to exercise their right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is 15 Business Days following receipt of such Termination Notice by Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) five Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.11        Insurance and Indemnification

(1)
Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause the Company to maintain such tail policies in effect without any reduction in scope or coverage for six years from the Effective Date; provided that the Purchaser will not be required to pay any amounts in respect of such coverage prior to the Effective Time.

(2)
The Purchaser shall honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries to the extent that they are disclosed in Section 4.11(2) of the Company Disclosure Letter or are otherwise on usual terms for indemnity arrangements, and acknowledges that such rights, to the extent that they are disclosed in Section 4.11(2) of the Company Disclosure Letter or are otherwise on usual terms for indemnity arrangements, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date. The provisions of this Section 4.11 shall be binding, jointly and severally, on all successors of the Purchaser.

ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1          Non-Solicitation

(1)
Except as expressly provided in this Article 5, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or agent of the Company or of any of its Subsidiaries (collectively, “Representatives”), or otherwise, and shall not permit any such Person to:

(a)
solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parent and the Purchaser) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the Board Recommendation;

(d)
accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five Business Day period (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting)); or

(e)
accept or enter into (other than a confidentiality agreement permitted by and in accordance with Section 5.3) or publicly propose to accept or enter into any agreement, understanding or arrangements in respect of an Acquisition Proposal.

(2)
The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of this Agreement with any Person (other than the Parent and the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, the Company will:

(a)
immediately discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of the Company or of any of its Subsidiaries; and

(b)
within two Business Days, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any Person, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)
The Company represents and warrants that since January 1, 2012, the Company has not waived any confidentiality, standstill or similar agreement or restriction to which the Company or any Subsidiary is a Party, and further covenants and agrees (i) that the Company shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company or any Subsidiary is a party, and (ii) that neither the Company, nor any Subsidiary or any of their respective Representatives have or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company or any Subsidiary is a party, nor will they waive the application of the Rights Plan in favour of any third party.

Section 5.2          Notification of Acquisition Proposals

(1)
If the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any Subsidiary, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Company or any Subsidiary, the Company shall immediately notify the Purchaser, at first orally, and then promptly and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person. The Company shall keep the Purchaser fully informed on a current basis of the status of developments and (to the extent permitted by Section 5.3) negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to the Company by or on behalf of any Person making any such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3          Responding to an Acquisition Proposal

(1)
Notwithstanding Section 5.1, if at any time prior to obtaining the approval of the Common Shareholders of the Arrangement Resolution, the Company receives a written Acquisition Proposal, the Company may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries, if and only if:

(a)
the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal;

(b)
such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or any of its Subsidiaries;

(c)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(d)
prior to providing any such copies, access, or disclosure, the Company enters into a confidentiality and standstill agreement with such Person substantially in the same form as the confidentiality and standstill agreement entered into by the Company and the Parent and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser; and

(e)	the Company promptly provides the Purchaser with:

(i)	two Business Days prior written notice stating the Company’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and

(ii)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(1)(d).

(2)	Nothing contained in this Agreement shall prevent the Board from complying with Section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal.

Section 5.4   Right to Match

(1)
If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Common Shareholders the Board may, subject to compliance with Article 7 and Section 8.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)
the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction;

(b)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(c)
the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the “Superior Proposal Notice”);

(d)
the Company has provided the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to the Company in connection therewith;

(e)
at least four Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d);

(f)
during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)
after the Matching Period, the Board (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)) and (ii) has determined in good faith, after consultation with its outside legal counsel, that the failure by the Board to recommend that the Company enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(h)	prior to or concurrently with entering into such definitive agreement the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 8.2.

(2)
During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board shall review any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)
Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the securityholders of the Company or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new four Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d) with respect to the new Superior Proposal from the Company.

(4)
The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.

(5)
If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than 10 Business Days before the Company Meeting, the Company shall either proceed with or shall postpone the Company Meeting to a date that is not more than 10 Business Days after the scheduled date of the Company Meeting, as directed by the Purchaser.

(6)	The Company shall advise its Subsidiaries and their respective Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set forth in this

Article 5 by the Company, its Subsidiaries or their respective Representatives is deemed to be a breach of this Article 5 by the Company.

ARTICLE 6
CONDITIONS

Section 6.1          Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Common Shareholders at the Company Meeting in accordance with the Interim Order.

(2)
Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)
Key Regulatory Approvals. Each of the Key Regulatory Approvals has been made, given or obtained on terms acceptable to the Company and the Parent and the Purchaser, each acting reasonably (and, in the case of the Parent and the Purchaser, subject to compliance with the standard for acceptable terms established under Section 4.4), and each such Key Regulatory Approval is in force and has not been modified.

(4)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, Parent or the Purchaser from consummating the Arrangement.

(5)
Articles of Arrangement. The Articles of Arrangement to be sent to the Director under the CBCA in accordance with this Agreement shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

(6)
No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person) pending or threatened in Canada, the United States or the United Kingdom that is reasonably likely to:

(a)	cease trade, enjoin or prohibit the Parent’s or the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Common Shares, including the right to vote the Common Shares;

(b)
prohibit the Arrangement, or the ownership or operation by the Parent or the Purchaser of any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) or, except as a consequence of the Regulatory

Approvals (for greater certainty, without derogating from the rights of the Parent or the Purchaser under Section 6.1(3) and Section 6.2(3)), compel the Parent or the Purchaser to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries (taken as a whole) as a result of the Arrangement; or

(c)	materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect.

Section 6.2          Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)
Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) and (ii) the representations and warranties of the Company set forth in Paragraphs (1), (2), (3), (5)(a) and (b), (6), (8) and (47) of Schedule E were true and correct as of the date of this Agreement and are true and correct as of the Effective Time: (A) to the extent qualified by “Material Adverse Effect”, in all respects; and (B) in all other cases, in all material respects (and, for this purpose, any reference to “material” or other concepts of materiality in such representations and warranties shall be ignored) in each case, except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date; and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)
Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)
Approvals. All Regulatory Approvals (other than the Key Regulatory Approvals) and all other third party consents, waivers, permits, orders and approvals (other than any such items required pursuant to the Hong Kong Listing Rules) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the failure of which to obtain, individually or in the aggregate: (i) would be reasonably expected to have a Material Adverse Effect (excluding, in respect of Regulatory Approvals, clause (h)(i) of the definition of Material Adverse Effect) or to be material and adverse to the Parent and the Purchaser; or (ii) would reasonably be expected to materially impede or delay the completion of the Arrangement, shall have been obtained or received on terms that are acceptable to the Purchaser, acting reasonably (and, in respect of Regulatory Approvals, subject to compliance with the standard for acceptable terms established under Section 4.4).

(4)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Common Shares.

(5)	Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect.

Section 6.3          Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)
Representations and Warranties. The representations and warranties of the Parent and Purchaser set forth in this Agreement which are qualified by references to materiality were true and correct as of the date of this Agreement and are true and correct as of the Effective Time in all respects (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) and all other representations and warranties of the Parent and Purchaser set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time in all material respects (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), in each case, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially impede the completion of the Arrangement; and each of the Parent and Purchaser has delivered a certificate confirming same to the Company, executed by two senior officers of the Parent and Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)
Performance of Covenants. The Parent and Purchaser have fulfilled or complied in all material respects with each of the covenants of the Parent and Purchaser contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, except where the failure to comply with such covenants, individually or in the aggregate, would not materially impede completion of the Arrangement, and each of the Parent and Purchaser has delivered a certificate confirming same to the Company, executed by two senior officers of the Parent and Purchaser (in each case without personal liability) addressed to the Company and dated the Effective Date.

Section 6.4          Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.

ARTICLE 7
TERM AND TERMINATION

Section 7.1          Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2          Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company, the Parent or the Purchaser if:

(i)	the Arrangement Resolution is not approved by the Common Shareholders at the Company Meeting in accordance with the Interim Order;

(ii)
after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)
the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	the Company if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1)

[Purchaser Reps and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that any wilful breach shall be deemed to be incapable of being cured and the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied; or

(ii)
prior to the approval by the Common Shareholders of the Arrangement Resolution, the Board authorizes the Company to enter into a written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal in accordance with Section 5.4, provided the Company is then in compliance with Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2; or

(d)	the Parent or Purchaser if:

(i)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that any wilful breach shall be deemed to be incapable of being cured and each of the Parent and the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Purchaser Reps and Warranties Condition] or Section 6.3(2) [Purchaser Covenants Condition] not to be satisfied;

(ii)
(A) the Board or any committee of the Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) the Board or any committee of the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Company Meeting, if sooner)), (C) the Board or any committee of the Board accepts or enters into (other than a confidentiality agreement permitted by and in accordance with Section 5.3) or publicly proposes to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal, (D) the Board or any committee of the Board fails to publicly reaffirm the Board Recommendation within five

Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting), or (E) the Company breaches Article 5 in any material respect;

(iii)	the condition set forth in Section 6.2(4) [Dissent Rights] is not capable of being satisfied by the Outside Date; or

(iv)	there has occurred a Material Adverse Effect.

(2)
The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3          Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 2.7 and Section 4.11 shall survive for a period of six years following such termination; and (b) in the event of termination under Section 7.2, Section 4.5, Section 4.8, this Section 7.3 and Section 8.2 through to and including Section 8.17 shall survive, and provided further that, subject to Section 8.2(5), no Party shall be relieved of any liability for any wilful breach by it of this Agreement.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1          Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Affected Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Notwithstanding anything contained herein, if the Preferred Shareholder Approval is not obtained prior to the Final Order, the Plan of Arrangement shall be amended to exclude the Preferred Shares under the Plan of Arrangement and matters ancillary thereto (including, for greater certainty, the Dissent Rights in favour of the Preferred Shareholders).

Section 8.2          Termination Fees

(1)
Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Purchaser the Termination Fee in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee” means U.S.$425 million, and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Parent or Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Wilful Breach of Article 5];

(b)	by the Company, pursuant to Section 7.2(1)(c)(ii) [To enter into a Superior Proposal]; or

(c)
by the Company or the Parent or Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Common Shareholders to Approve] or Section 7.2(1)(b)(iii) [Effective Time not prior to Outside Date] or by the Parent or Purchaser pursuant to Section 7.2(1)(d)(i) (due to a wilful breach or fraud) [Breach of Reps and Warranties or Covenants by Company], if;

(i)
prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parent and the Purchaser) or any Person (other than the Parent and the Purchaser) shall have publicly announced an intention to make an Acquisition Proposal; and

(ii)
within 365 days following the date of such termination (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated or effected, or (B) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 365 days after such termination).

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to ”50% or more”.

(3)
If a Termination Fee Event occurs due to a termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(ii), the Termination Fee shall be paid prior to or concurrently with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by the Parent or Purchaser pursuant to Section 7.2(1)(d)(ii), the Termination Fee shall be paid within two Business Days following such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 8.2(2)(c), the Termination Fee shall be paid upon the consummation/closing of the Acquisition Proposal referred to therein. Any Termination Fee shall be paid by the Company to the Purchaser (or as the Purchaser may direct by notice in writing), by wire transfer in immediately available funds to an account designated by the Purchaser.

(4)
Despite any other provision in this Agreement relating to the payment of fees and expenses, in the event this Agreement is terminated by the Parent or the Purchaser pursuant to Section 7.2(1)(b)(ii) [Illegality] or by any Party pursuant to Section 7.2(1)(b)(iii) [Effective Time not prior to Outside Date], in each case, as a result of the condition in Section 6.1(3) [Key Regulatory Approvals], Section 6.1(4) [Illegality] or Section 6.1(6) [No legal action], as applicable, not being satisfied solely as a result of the PRC Approvals having not been obtained, the Purchaser shall pay the Company a termination fee (the “Reverse Termination Fee”) in the amount of U.S.$425 million. The Reverse Termination Fee shall be paid by the Parent or the Purchaser to the Company (or as the Company may direct by notice in writing) no later than two Business Days following such termination by wire transfer in immediately available funds to an account designated in writing to the Parent and the Purchaser by the Company.

(5)
The Parties acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the affected Party will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Each Party agrees that the payment of the Termination Fee or the Reverse Termination Fee, as applicable, in the manner provided in this Section 8.2 is the sole monetary remedy of such Party in respect of the event giving rise to such payment. The Parties shall also have the right to injunctive and other equitable relief in accordance with Section 8.7 to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement.

Section 8.3          Expenses

(1)
Except as provided in Section 4.8(1), all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)
The Company confirms that other than the fees disclosed in Section 8.3(2) of the Company Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.4          Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to the Purchaser and the Parent at:

CNOOC Limited No. 25 Chaoyangmenbei Dajie Dongcheng District Beijing 100010, P.R. China

Attention:	Fang, Zhi
Telephone:	(86-10) 84525919
Facsimile:	(86-10) 84521648

with a copy to:

Stikeman Elliott LLP		Stikeman Elliott LLP
5300 Commerce Court West		888 – 3rd Street S.W.
199 Bay Street		Calgary, AB T2P 5C5
Toronto, ON M5L 1B9		Canada
Canada

Attn:	William J. Braithwaite	Attn: Christopher Nixon

John J. Ciardullo
Tel:	(416) 869-5500	(403) 266-9034
Fax:	(416) 947-0866	(403) 266-9034

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Ave
New York, NY 10017
USA

	Attention:	George R. Bason, Jr. Howard Zhang Leonard Kreynin
	Telephone:	(212) 450-4000
	Facsimile:	(212) 701-5800

(b)	to the Company at:

Nexen Inc. 801 – 7th Avenue S.W. Calgary, AB T2P 3P7 Canada

	Attention:	Kevin Reinhart, Interim President and Chief Executive Officer
	Telephone:	(403) 699-4000
	Facsimile:	(403) 699-5803

with a copy to:

Blake, Cassels & Graydon LLP 855 – 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary, AB T2P 4J8 Canada

Attention:	Pat C. Finnerty
Telephone:	(403) 260-9608
Facsimile:	(403) 260-9700

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 USA

Attention:	Edwin S. Maynard
Telephone:	(212) 373-3024
Facsimile:	(212) 492-0024

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.5          Sovereign Immunity

The Purchaser and Parent hereby represent and warrant that this Agreement and the transactions contemplated hereby are commercial rather than public or governmental acts and the Purchaser and Parent are not entitled to claim immunity from any litigation, action, application, suit, investigation, inquiry, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory, criminal or arbitration proceeding or other similar proceeding, before or by any Governmental Entity (including any appeal or review thereof and any application for leave for appeal or review) (collectively, the “Legal Proceedings”) with respect to it or any of their assets on the grounds of sovereignty or otherwise under any Law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that the Purchaser and Parent or any of their assets has or hereafter may acquire any right to immunity from set-off, Legal Proceedings, attachment or otherwise, the Purchaser and Parent hereby irrevocably waive such rights to immunity in respect of their obligations arising under or relating to this Agreement.

The Parent hereby irrevocably designates Stikeman Elliott LLP (in such capacity, the “Process Agent”), Attention: Managing Partner, with an office at 4300 Bankers Hall West, 888, 3rd Street SW, Calgary, AB T2P 5C5, as its designee, appointee and agent to receive, for and on its behalf and on behalf of the Purchaser service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement or the transactions contemplated hereby, and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that, in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to Parent in the manner provided in Section 8.4. The Parent shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Parent will at all times have an agent for service of process for the above purposes in the Province of Alberta. Nothing herein shall affect the right of any party to serve process in any manner permitted by Law.

Section 8.6          Time of the Essence

Time is of the essence in this Agreement.

Section 8.7          Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.8    Third Party Beneficiaries

(1)
Except as provided in Section 4.11 which, without limiting its terms, is intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.8 as the “Indemnified Persons”), the Company, the Purchaser and Parent intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)
Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against the applicable Party under Section 4.11, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company or the Purchaser, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

Section 8.9          Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.10        Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.11        Successors and Assigns

(1)
This Agreement becomes effective only when executed by the Company, the Purchaser and Parent. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser, Parent and their respective successors and permitted assigns.

(2)
Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties, provided that Purchaser may assign all or part of its rights under this

Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that if such assignment and/or assumption takes place, Purchaser shall continue to be liable joint and severally with such affiliate, as the case may be, for all of its obligations hereunder.

Section 8.12        Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.13        Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(2)
Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.14        Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.15        No Liability

No director or officer of the Parent or Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Parent or Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.16        Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.17        Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

NEXEN INC.

By:	/s/ Kevin J. Reinhart
Authorized Signing Officer

CNOOC LIMITED

By:	/s/ Fang Zhi
Authorized Signing Officer

CNOOC CANADA HOLDING LTD.

By:	/s/ Ren Qi
Authorized Signing Officer

Signature Page to Arrangement Agreement

SCHEDULE A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1          Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement or Section 5.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of July 23, 2012 among the Parent, the Purchaser and the Company (including the Schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting by Common Shareholders.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Calgary, Alberta or Beijing, People’s Republic of China or Luxembourg.

“Canadian Equivalent of the Consideration per Common Share” means the amount in the Canadian dollar equivalent of the Consideration per Common Share on the basis of the noon United States to Canadian dollar exchange rate on the date that is three Business Days immediately preceding the Effective Date as reported by the Bank of Canada.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Common Shareholders” means the registered and/or beneficial holders of Common Shares, as the context requires.

“Common Shares” means the common shares in the capital of the Company.

“Company” means Nexen Inc., a corporation incorporated under the laws of Canada.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Securityholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Company Meeting” means the special meeting of Common Shareholders and Preferred Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and the Preferred Shareholder Resolution.

“Company Options” means the outstanding options to purchase Common Shares issued pursuant to the Stock Option Plan and shall include, for greater certainty, any options with performance conditions issued under the Stock Option Plan.

“Company Securityholders” means, collectively, the Common Shareholders, the Preferred Shareholders, the holders of Company Options, the holders of DSUs, the holders of STARs and the holders of RSUs.

“Consideration” means U.S.$27.50 in cash per Common Share, without interest, and $26.00 in cash per Preferred Share (together with an amount equal to all accrued and unpaid dividends thereon up to, but excluding, the Effective Date), without interest, as applicable.

“Court” means the Court of Queen’s Bench of Alberta, or other court as applicable.

“Depositary” means such Person as the Purchaser may appoint to act as depositary for the Common Shares and the Preferred Shares in relation to the Arrangement, with the approval of the Company, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Common Shareholder or registered Preferred Shareholder, as applicable, who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Common Shares or Preferred Shares, as applicable, in respect of which Dissent Rights are validly exercised by such registered Common Shareholder or registered Preferred Shareholder.

“DSU Plan 1” means the Company’s amended and restated deferred share unit plan 1 – base compensation alternative for non-executive directors effective as of July 1, 2001, as amended and restated July 17, 2011.

“DSU Plan 2” means the Company’s deferred share unit plan 2 – long term incentive plan for non-executive directors effective as of October 16, 2003.

“DSUs” means the outstanding deferred share units issued under the DSU Plan 1 and the DSU Plan 2.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange.

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Letter of Transmittal” means the letter of transmittal sent to holders of Common Shares or Preferred Shares, as applicable, for use in connection with the Arrangement.

“Parent” means CNOOC Limited, a corporation incorporated under the laws of Hong Kong with limited liability.

“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations made in accordance with the Arrangement Agreement or Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Preferred Shareholder Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Preferred Shareholders.

“Preferred Shareholders” means the registered and/or beneficial holders of Preferred Shares, as the context requires.

“Preferred Shares” means the second series of preferred shares designated as “Cumulative Redeemable Class A Rate Reset Preferred Shares, Series 2” in the capital of the Company, as constituted on the date hereof.

“Purchaser” means CNOOC Canada Holding Ltd., a corporation incorporated under the laws of Canada.

“Rights Plan” means the amended and restated shareholder rights plan agreement between the Company and CIBC Mellon Trust Company, as rights agent, dated as of April 27, 2011.

“RSU Plan” means the Company’s restricted share unit plan as amended and restated effective as of February 15, 2012.

“RSUs” means the restricted share units issued under the RSU Plan and shall include, for greater certainty, any performance share units issued under the RSU Plan.

“STARs” means the stock appreciation rights issued under the STARs Plan and shall include, for greater certainty, any STARs with performance conditions issued under the STARs Plan.

“STARs Plan” means the Company’s stock appreciation rights plan effective July 13, 2001, as amended December 4, 2006.

“Stock Option Plan” means the Company’s stock option plan effective February 27, 1998, as amended December 15, 1998, September 15, 1999, April 17, 2000, May 2, 2001, May 6, 2003, July 1, 2004 (at which time it was renamed the “Tandem Option Plan”) and June 30, 2007.

“Tax Act” means the Income Tax Act (Canada).

1.2	Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)
Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)
Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)
Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)
Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time herein or in any Letter of Transmittal are to local time, Calgary, Alberta.

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Parent, the Purchaser, the Company, all holders and beneficial owners of Common Shares, Preferred Shares, Company Options, DSUs, RSUs and STARs, including Dissenting Holders, the register and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.

2.3          Arrangement

At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:

(a)	notwithstanding the terms of the Rights Plan, the Rights Plan shall be terminated and all rights issued pursuant to the Rights Plan shall be cancelled without any payment in respect thereof;

(b)
each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Stock Option Plan, shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the amount (if any) by which: (i) the Consideration per Common Share, in respect of each Company Option with an exercise price denominated in U.S. dollars; or (ii) the Canadian Equivalent of the Consideration per Common Share in respect of each Company Option with an exercise price denominated in Canadian dollars, exceeds the exercise price of such Company Option, in each case, less applicable withholdings, and such Company Option shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option;

(c)
each DSU or RSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the DSU Plan 1, the DSU Plan 2 or the RSU Plan, as applicable, shall, without any further action by or on behalf of a holder of DSUs or RSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for: (i) a cash payment from the Company equal to the Consideration per Common Share in respect of each DSU or RSU denominated in U.S. dollars; or (ii) a cash payment from the Company equal to the Canadian Equivalent of the Consideration per Common Share in respect of each DSU or RSU denominated in Canadian dollars, in each case, less applicable withholdings, and each such DSU or RSU shall immediately be cancelled;

(d)
each STAR outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the STARs Plan, shall, without any further action by or on behalf of a holder of STARs, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the amount (if any) by which: (i) the Consideration per Common Share, in respect of each STAR with an exercise price denominated in U.S. dollars; or (ii) the Canadian Equivalent of the Consideration per Common Share in respect of each STAR with an exercise price denominated in Canadian dollars, exceeds the exercise price of such STAR, in each case, less applicable withholdings, and such STAR shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such STAR any amount in respect of such STAR;

(e)
(i) each holder of Company Options, DSUs, RSUs or STARs shall cease to be a holder of such Company Options, DSUs, RSUs or STARs, (ii) such holder’s name shall be removed from each applicable register, (iii) the Stock Option Plan, the DSU Plan 1, the DSU Plan 2, the RSU Plan and the STARs Plan and all agreements relating to the Company Options, DSUs, RSUs and STARs shall be terminated and shall be of no further force and effect, and (iv) such holder shall thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 2.3(b), Section 2.3(c) and Section 2.3(d) at the time and in the manner specified in Section 2.3(b), Section 2.3(c) and Section 2.3(d);

(f)
each of the Common Shares or Preferred Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for a debt claim against the Purchaser for the amount determined under Article 3, and:

(i)
such Dissenting Holders shall cease to be the holders of such Common Shares or Preferred Shares, as applicable, and to have any rights as holders of such Common Shares or Preferred Shares, as applicable, other than the right to be paid fair value for such Common Shares or Preferred Shares, as applicable, as set out in Section 3.1;

(ii)
such Dissenting Holders’ names shall be removed as the holders of such Common Shares or Preferred Shares, as applicable, from the registers of Common Shares and Preferred Shares, as applicable, maintained by or on behalf of the Company; and

(iii)
the Purchaser shall be deemed to be the transferee of such Common Shares and Preferred Shares, as applicable, free and clear of all Liens, and shall be entered in the registers of Common Shares and Preferred Shares, as applicable, maintained by or on behalf of the Company;

(g)
each Common Share outstanding immediately prior to the Effective Time, other than Common Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Right, shall, without any further action by or on behalf of a holder of Common Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the applicable Consideration for each Common Share held, and:

(i)
the holders of such Common Shares shall cease to be the holders thereof and to have any rights as holders of such Common Shares other than the right to be paid the Consideration per Common Share in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Common Shares maintained by or on behalf of the Company; and

(iii)
the Purchaser shall be deemed to be the transferee of such Common Shares (free and clear of all Liens) and shall be entered in the register of the Common Shares maintained by or on behalf of the Company; and

(h)
simultaneously with Section 2.3(g), each Preferred Share outstanding immediately prior to the Effective Time, other than Preferred Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Right, shall, without any further action by or on behalf of a holder of Preferred Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the applicable Consideration for each Preferred Share held, and:

(i)
the holders of such Preferred Shares shall cease to be the holders thereof and to have any rights as holders of such Preferred Shares other than the right to be paid the Consideration per Preferred Share in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Preferred Shares maintained by or on behalf of the Company; and

(iii)
the Purchaser shall be deemed to be the transferee of such Preferred Shares (free and clear or all Liens) and shall be entered in the register of the Preferred Shares maintained by or on behalf of the Company.

2.4	Adjustment to Consideration

If, on or after the date of the Arrangement Agreement, the Company sets a record date for any dividend or other distribution on the Common Shares or the Preferred Shares (other than Permitted Dividends) that is prior to the Effective Time or the Company pays any dividend or other distribution on the Common Shares or Preferred Shares (other than Permitted Dividends) prior to the Effective Time: (i) to the extent that the amount of such dividends or distributions per Common Share or Preferred Share, as applicable, does not exceed the Consideration per Common Share or Preferred Share, as applicable, the Consideration per Common Share or Preferred Share, as applicable, shall be reduced by the amount of such dividends or distributions, as applicable; and (ii) to the extent that the amount of such dividends or distributions per Common Share or Preferred Share, as applicable, exceeds the Consideration per Common Share or Preferred Share, as applicable, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.

ARTICLE 3
RIGHTS OF DISSENT

3.1           Rights of Dissent

Registered Common Shareholders and registered Preferred Shareholders, respectively, may exercise dissent rights with respect to the Common Shares and Preferred Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution or the Preferred Shareholder Resolution, as applicable, referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Calgary time) two Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Common Shares and Preferred Shares, as applicable, held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in Section 2.3(f) and if they:

(a)
ultimately are entitled to be paid fair value for such Common Shares or Preferred Shares, as applicable: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(f)); (ii) will be entitled to be paid the fair value of such Common Shares and Preferred Shares, as applicable, which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business, in respect of the Common Shares, on the day before the Arrangement Resolution was adopted and, in respect of the Preferred Shares, on the day before the Preferred Shareholder Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Common Shares or Preferred Shares; or

(b)
ultimately are not entitled, for any reason, to be paid fair value for such Common Shares or Preferred Shares, as applicable, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Common Shares or Preferred Shares, as applicable.

3.2	Recognition of Dissenting Holders

(a)
In no circumstances shall the Parent, the Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Common Shares or Preferred Shares, as applicable, in respect of which such rights are sought to be exercised.

(b)
For greater certainty, in no case shall the Parent, the Purchaser, the Company or any other Person be required to recognize Dissenting Holders as holders of Common Shares or Preferred Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(f), and the names of such Dissenting Holders shall be removed from the registers of holders of the Common Shares and Preferred Shares, as applicable, in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(f) occurs. In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options, holders of DSUs, holders of RSUs or holders of STARs; (ii) Common Shareholders who vote or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution (but only in respect of such Common Shares); and (iii) Preferred Shareholders who vote or have instructed a proxyholder to vote such Preferred Shares in favour of the Preferred Shareholder Resolution (but only in respect of such Preferred Shares).

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1	Payment of Consideration

(a)
Prior to the filing of the Articles of Arrangement the Purchaser shall deposit, or arrange to be deposited, for the benefit of holders of Common Shares and for the benefit of holders of Preferred Shares, cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by this Plan of Arrangement, with the amount per Common Share and Preferred Share, as applicable, in respect of which Dissent Rights have been exercised being deemed to be the Consideration per Common Share or Preferred Share, as applicable, for this purpose, net of applicable withholdings for the benefit of the holders of Common Shares and Preferred Shares, as applicable. The cash deposited with the Depositary by or on behalf of the Purchaser shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares and Preferred Shares that were transferred pursuant to Section 2.3(g) and Section 2.3(h), respectively, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Common Shareholders and Preferred Shareholders, as the case may be, represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Common Shares and Preferred Shares, as applicable, less any amounts withheld pursuant to Section 4.3, and any certificate so surrendered shall forthwith be cancelled.

(c)
As soon as practicable after the Effective Date, the Company shall pay the amounts, net of applicable withholdings, to be paid to holders of Company Options, DSUs, RSUs and STARs, either (i) pursuant to the normal payroll practices and procedures of the Company, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company is not practicable for any such holder, by cheque (delivered to such holder of Company Options, DSUs, RSUs or STARs, as applicable, as reflected on the register maintained by or on behalf of the Company in respect of the Company Options, DSUs, RSUs and STARs); provided that, notwithstanding anything to the contrary contained herein, in respect of Company Options or RSUs issued pursuant to the Company’s Key Skills Retention Program or the Executive Officer Retention Program, the cash payments shall only be made to the holders of such securities or rights in accordance with the original vesting provisions of such securities or rights.

(d)
Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Common Shares or Preferred Shares, as applicable, shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Common Shares or Preferred Shares, as applicable, not duly surrendered on or before the second anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Common Shares or Preferred Shares, as applicable, of any kind or nature against or in the Company, the Parent or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(e)
Any payment made by way of cheque by the Depositary (or the Company, if applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company) or that otherwise remains unclaimed, in each case, on or before the second anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the second anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Common Shares, the Preferred Shares, the Company Options, the DSUs, the RSUs and the STARs pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(f)
No holder of Common Shares, Preferred Shares, Company Options, DSUs, RSUs or STARs shall be entitled to receive any consideration with respect to such Common Shares, Preferred Shares, Company Options, DSUs, RSUs or STARs other than any cash payment to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2          Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares or Preferred Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3          Withholding Rights

The Purchaser, the Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as the Purchaser, the Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority.

4.4          No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.5          Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Preferred Shares, Company Options, DSUs, RSUs and STARs issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Company Securityholders, the Company, the Parent, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Preferred Shares, Company Options, DSUs, RSUs or STARs shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5
AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)
The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the Company Securityholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Common Shareholders and/or Preferred Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 6
FURTHER ASSURANCES

6.1           Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Nexen Inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) between the Company, CNOOC Limited and CNOOC Canada Holding Ltd., dated July 23, 2012, all as more particularly described and set forth in the management information circular of the Company dated ●  (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.
The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), the full text of which is set out as Schedule A to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.
The Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement and the actions of the officers of the Company in executing and delivering the Arrangement Agreement and any modifications or amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Common Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Common Shareholders: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

B - 1

SCHEDULE C
PREFERRED SHAREHOLDER RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Nexen Inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) between the Company, CNOOC Limited and CNOOC Canada Holding Ltd., dated July 23, 2012, all as more particularly described and set forth in the management information circular of the Company dated ●  (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.
The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), the full text of which is set out as Schedule A to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.
The Arrangement Agreement, the actions of the directors of the Company in approving the Arrangement and the actions of the officers of the Company in executing and delivering the Arrangement Agreement and any modifications or amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Preferred Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Preferred Shareholders: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.
Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

C - 1

SCHEDULE D
KEY REGULATORY APPROVALS

●	ICA Approval

●	HSR Approval

●	Competition Act Approval

●	Exon-Florio Approval

●	PRC Approvals

●	CTA Approval, if required

●	Any Regulatory Approval in respect of the EU/EFTA or a EU/EFTA National State required to consummate the transactions contemplated by this Agreement

●	Regulatory Approval in respect of the UK to the extent that any Governmental Entity has jurisdiction to review the transactions contemplated by this Agreement

D - 1

SCHEDULE E
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(1)
Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted. The Company and each of its Subsidiaries is duly registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification, licensing or registration necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned and conducted, except for those Authorizations, the absence of which do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)
Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Common Shareholders in the manner required by the Interim Order and Law and approval by the Court.

(3)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)
Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Key Regulatory Approvals and any other Regulatory Approval identified in accordance with this Agreement; and (v) filings with the Securities Authorities or the Exchanges.

(5)	Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the Company’s Constating Documents or the organizational documents of any of its Subsidiaries;

(b)
assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

(c)
except as disclosed in Section 3.1(5)(c) of the Company Disclosure Letter, allow any Person to exercise any rights, require any consent or notice under or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract, Company Lease, lease or other instrument, indenture, deed of trust, mortgage, bond or any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; or

(d)	result in the creation or imposition of any Lien upon any of the properties or assets of the Company or its Subsidiaries;

except, in the case of each of clauses (b) through (d), as would not have, individually or in the aggregate, a Material Adverse Effect.

(6)	Capitalization.

(a)
The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of Class A Preferred Shares. As of the close of business on the date of this Agreement, there were 529,335,905 Common Shares issued and outstanding and 8,000,000 Preferred Shares issued and outstanding. In addition, as of the date hereof, the Company has issued and outstanding $126,000,000 aggregate principal amount of Notes due 2015, $62,000,000 aggregate principal amount of Notes due 2017, $300,000,000 aggregate principal amount of Notes due 2019, $200,000,000 aggregate principal amount of Notes due 2028, $500,000,000 aggregate principal amount of Notes due 2032, $790,000,000 aggregate principal amount of Notes due 2035, $1,250,000,000 aggregate principal amount of Notes due 2037, $700,000,000 aggregate principal amount of Notes due 2039 and $460,000,000 aggregate principal amount of Subordinated Notes due 2043. All outstanding Common Shares and Preferred Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Common Shares issuable upon the exercise of rights under the Stock Option Plan, including outstanding Company

Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Common Shares or Preferred Shares have been issued and no Company Options have been granted in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)
As of the date of this Agreement there are 14,965,922 Common Shares issuable upon the exercise of all outstanding Company Options. Section 3.1(6) of the Company Disclosure Letter contains a list of the Company Options, with details, among other items, regarding the weighted average strike price, whether such Company Options are vested or unvested, the number of participants to whom such Company Options have been granted and, determined as of the date hereof, the amount which will be owing in respect of such Company Options at the Effective Time. The Stock Option Plan and the issuance of Common Shares under such plan (including all outstanding Company Options) have been duly authorized by the Board in compliance with Law and the terms of the Stock Option Plan, and have been recorded on the Company’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.

(c)
As of the date of this Agreement, there are 771,257 DSUs, 4,406,680 RSUs and 13,584,863 STARs outstanding. Section 3.1(6) of the Company Disclosure Letter contains a list of the STARs, with details regarding, among other items, the weighted average strike price, whether such STARs are vested or unvested, the number of participants to whom such STARs have been granted and, determined as of the date hereof, the amount which will be owing in respect of such DSUs, RSUs and STARs at the Effective Time.

(d)
Except for rights under the Stock Option Plan, including outstanding Company Options, the rights under the Rights Plan, Company Shares issuable pursuant to the Company DRIP (it being understood that the Company shall suspend and keep suspended the Company DRIP immediately following execution of this Agreement) and pursuant to the terms of the Preferred Shares, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries.

(e)	There are no issued, outstanding or authorized:

(i)
obligations to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or

(ii)
notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Common Shares on any matter except as required by Law.

(f)	All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full except as disclosed in Section 3.1(6)(f) of the Company Disclosure Letter.

(7)
Shareholders’ and Similar Agreements. Neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or of any of its Subsidiaries or pursuant to which any Person other than the Company or any of its Subsidiaries may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries.

(8)	Subsidiaries.

(a)
The following information with respect to each Subsidiary of the Company is accurately set out in the Data Room: (i) its name; (ii) the percentage owned directly or indirectly by the Company and the percentage owned by registered holders of capital stock or other equity interests if other than the Company and its Subsidiaries; and (iii) its jurisdiction of incorporation, organization or formation.

(b)
Except as disclosed in Section 3.1(8)(b) of the Company Disclosure Letter, the Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its Subsidiaries, free and clear of any Liens, all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Company in any Subsidiary and except as disclosed in Section 3.1(8)(b) of the Company Disclosure Letter, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

(9)
Securities Law Matters. The Company is a “reporting issuer” under Canadian Securities Laws in each of the provinces of Canada. The Common Shares are registered pursuant to the Exchange Act. The Common Shares and the Subordinated Notes due 2043 are listed and posted for trading on the Exchanges and the Preferred Shares are listed and posted for trading on the TSX. None of the Company’s Subsidiaries are subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction. The Company is not in default of any material requirements of any Securities Laws or the rules and regulations of the Exchanges. The Company has not taken any action to cease to be a reporting issuer in any province of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed or furnished with any Governmental Entity all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws or furnished by the Company with the appropriate Governmental Entity since December 31, 2010. The documents comprising the Company Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (including redacted filings) filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comments letters from any Securities Authority with respect to any of the Company Filings and neither the Company nor any of the Company Filings is subject of an ongoing audit, review, comment or investigation by any Securities Authority or any of the Exchanges.

(10)	Financial Statements.

(a)
The Company’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2011 and 2010 (including any of the notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) and the unaudited consolidated interim financial statements as at and for the three month and six months ended June 30, 2012 (including any of the notes or schedules thereto and related management’s discussion and analysis) included in the Company Filings: (i) were prepared in accordance with GAAP; and (ii) fairly present in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements). The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph (10). There are no, nor are there any commitments to become a party to, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other relationship of the Company or of any of its Subsidiaries with unconsolidated entities or other Persons.

(b)
The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with GAAP; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iv) accurately and fairly reflect the basis of the Company’s financial statements.

(11)	Disclosure Controls and Internal Control over Financial Reporting.

(a)
The Company has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosed.

(b)
The Company has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c)
To the knowledge of the Company, there is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company. To the knowledge of the Company, none of the Company, any of its Subsidiaries any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

(12)
Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of the Company.

(13)
No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or of any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the audited consolidated financial statements of the Company as at and for the fiscal years ended December 31, 2011 and 2010 (including any notes or schedules thereto and related management’s discussions and analysis); (ii) incurred in the Ordinary Course since December 31, 2011; or (iii) incurred in connection with this Agreement. The principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries as of June 30, 2012, including capital leases, is disclosed in Section 3.1(13) of the Company Disclosure Letter.

(14)
Absence of Certain Changes or Events. Since December 31, 2011, other than the transactions contemplated in this Agreement, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course and there has not occurred a Material Adverse Effect.

(15)
Long-Term and Derivative Transactions. Neither the Company nor any of its Subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options or production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions, except in the Ordinary Course.

(16)
Related Party Transactions. Neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses, director's fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements or independent contractor arrangements with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.

(17)
No “Collateral Benefit”. To the knowledge of the Company, no related party of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(18)
Compliance with Laws. Except as disclosed in Section 3.1(18) of the Company Disclosure Letter, the Company and each of its Subsidiaries is, and since January 1, 2011 has been, in compliance in all material respects with Law and neither the Company nor any of its Subsidiaries is to the knowledge of the Company under any investigation with respect to, has been charged or to the knowledge of the Company threatened to be charged with, or has received notice of, any violation or potential violation of any Law.

(19)	Authorizations and Licenses.

(a)
The Company and each of its Subsidiaries own, possess or have obtained all Authorizations that are required by Law in connection with the operation of the business of the Company and of each of its Subsidiaries as presently conducted, or in connection with the ownership, operation or use of the Company Assets except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)
The Company or its Subsidiaries, as applicable, lawfully hold, own or use, and have complied with, all such Authorizations, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c)
No action, investigation or proceeding is, to the knowledge of the Company, pending in respect of or regarding any such Authorization and none of the Company or any of its Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(20)	Material Contracts.

(a)
Section 3.1(20)(a) of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts. True and complete copies of the Material Contracts have been disclosed in the Data Room and no such Contract has been modified, rescinded or terminated.

(b)
Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary of the Company, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to general principles of equity).

(c)
The Company and each of its Subsidiaries has performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Company nor any of its Subsidiaries is in material breach or default under any Material Contract, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)
None of the Company or any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any material breach or default under nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or default under any such Material Contract by any other party to a Material Contract.

(e)
None of the Company or any of its Subsidiaries has received any notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or with any of its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened.

(21)
Personal Property. The Company and/or its Subsidiaries have valid, good and marketable title to all material personal property of any kind or nature which the Company or any of its Subsidiaries purports to own, free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or any of its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries, as applicable, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(22)
Title to Company Assets. Although it does not warrant title to its and its Subsidiaries’ interests in petroleum, natural gas rights and related hydrocarbons, tangible depreciable property and miscellaneous interests with respect thereto (the “PNG Interests”), the Company does not have any reason to believe that any of the Company or its Subsidiaries do not have good and marketable title to or the irrevocable right to produce and sell the petroleum, natural gas and related hydrocarbons from the PNG Interests and the Company does not have any reason to believe that there are any defects, failures or impairments in the title of the Company’s or its Subsidiaries respective Company Assets, including oil and gas properties, except where such defects, failures or impairments individually or in the aggregate would not have a Material Adverse Effect. The Company represents and warrants that the PNG Interests are held free and clear of all Liens (other than Permitted Liens) created by, through or under the Company and its Subsidiaries and that, to its knowledge, each such entity holds its PNG Interests under valid and subsisting leases, Authorizations, concessions, concession agreements, contracts, subleases, reservations or other agreements (collectively, the “Company Leases”). Except as set forth in Section 3.1(22) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries is a party to any Contract to sell, transfer or otherwise dispose of any material interest in the PNG Interests or interest therein.

(23)	Company Leases. To its knowledge, the Company and each of its Subsidiaries is in good standing under all, and is not in material default under any, and there is no existing condition, circumstance or matter which constitutes or which with the passage of time or the giving of notice, would constitute a material default under any, Company Leases and other title and operating agreements or documents or any other material agreements or instruments pertaining to the Company Assets or to which it is a party or by which it or the Company Assets are bound and all such Company Leases, title and operating documents and other material agreements and instruments are in good standing and in full force and effect and none of the counterparties to such Company Leases, title and operating documents and other material agreements or instruments is in material default thereunder.

(24)
ROFRs etc. Except as disclosed in Section 3.1(24) of the Company Disclosure Letter, there are no material earn-in rights, rights of first refusal or other preferred rights, royalty rights or similar provisions in respect of the Company Assets that are triggered as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (other than any Pre-Closing Reorganization).

(25)
Operational Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, with respect to, or on account of, any direct or indirect assets of the Company or its Subsidiaries have been: (i) duly paid; (ii) duly performed; or (iii) provided for.

(26)	Production Allowables and Production Penalties.

(a)
None of the wells relating to the PNG Interests (including all producing, shut-in, water source, observation, disposal, injection abandoned, suspended and other wells) (the “Company Wells”) have been produced in material excess of applicable production allowables imposed by any Laws or any Governmental Entity, and to the Company’s knowledge there are no impending changes in production allowables imposed by any Laws or any Governmental Entity that may be applicable to any Company Wells, other than changes of general application in any jurisdiction in which the Company Wells are situate.

(b)
Neither the Company nor any of its Subsidiaries has received notice of any material production penalty or similar production restriction/allowable of any nature imposed or to be imposed by Law or any Governmental Entity, and, to the Company's knowledge, none of the Company Wells are subject to any such penalty, restriction or allowable.

(27)
Operation and Condition of Company Wells. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all of the Company Wells for which the Company or any of its Subsidiaries: (i) was or is the operator, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices and all Laws; and (ii) was not or is not the operator, have, to the Company's knowledge, been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices and all Laws.

(28)
Operation and Condition of Tangibles. All tangible depreciable property or assets located within, on or about the Company Assets were or have been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices and applicable Laws during all periods in which the Company or any of its Subsidiaries was the operator thereof and are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course.

(29)
No Expropriation. Except as disclosed in Section 3.1(29) of the Company Disclosure Letter, none of the material Company Assets have been taken or expropriated by any Governmental Entity nor, as of the date hereof, has any notice or proceeding in respect thereof been given or commenced or threatened nor, to the knowledge of the Company, is there any intent or proposal to give any such notice or to commence any such proceeding.

(30)
Government Incentives. All filings made by the Company and its Subsidiaries under which such entity has received or is entitled to government incentives have been made in material compliance with all Laws and contain no misrepresentations which could cause any material amount previously paid to the Company or its Subsidiaries or previously accrued on the accounts thereof to be recovered or disallowed.

(31)
Take or Pay Obligations. Except as disclosed in Section 3.1(31) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any take or pay obligations of any kind or nature whatsoever contained in any Material Contract.

(32)	Reserves Matters.

(a)
The Company and its Subsidiaries made available to: (i) D&M, prior to the issuance of the D&M Opinion; (ii) McDaniel, prior to the issuance of the McDaniel Opinions; and (iii) Ryder Scott, prior to the issuance of the Ryder Scott Opinion, all information requested by each of D&M, McDaniel and Ryder Scott for the purpose of preparing such opinions and such information, taken as a whole, did not contain any misrepresentation at the time such information was provided.

(b)
Except with respect to changes in commodity prices and production in the Ordinary Course, the Company does not have any knowledge of a material adverse change in the information upon which the Reserves Information is based; the Company believes that the Reserves Information reasonably presents the quantities of the oil and gas reserves evaluated by the Company as at December 31, 2011 based upon information available at the time such Reserves Information was prepared; and the Company believes that at the time the Reserves Information was prepared the Reserves Information did not overstate the aggregate quantities of such reserves based upon the information available at the time the Reserves Information was prepared.

(33)
Intellectual Property. Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and/or its Subsidiaries own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all Intellectual Property rights that are material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries; (ii) all such Intellectual Property rights that are owned by or licensed to the Company and/or its Subsidiaries are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; (iii) to the knowledge of the Company, all Intellectual Property rights owned or licensed by the Company and/or its Subsidiaries are valid and enforceable, and to the knowledge of the Company, the carrying on of the business of the Company and its Subsidiaries pursuant to the transactions contemplated by this Agreement and the use by the Company and its Subsidiaries of any of the Intellectual Property rights or Technology (as defined below) owned by or licensed to them does not breach, violate, infringe or interfere with any rights of any other Person; (iv) to the knowledge of the Company, no third party is infringing upon the Intellectual Property rights owned or licensed by the Company or its Subsidiaries; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; and (vi) the Company and its Subsidiaries own or have validly licensed or leased (and are not in material breach of such licenses or leases) such Technology.

(34)
Restrictions on Conduct of Business. Except as disclosed in Section 3.1(34) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Company or its Subsidiaries are conducted; (ii) limit any business practice of the Company or of any of its Subsidiaries in any material respect; or (iii) other than area of mutual interest agreements, bidding agreements or similar agreements entered into in the Ordinary Course, restrict any acquisition or disposition of any property by the Company or by any of its Subsidiaries in any material respect.

(35)
Litigation. Except as disclosed in Section 3.1(35) of the Company Disclosure Letter and any inquiry, investigation or proceeding solely related to satisfying or obtaining the Regulatory Approvals, there are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of the Company threatened, against the Company or any of its Subsidiaries or affecting any of their respective properties or assets by or before any Governmental Entity that, if determined adverse to the interests of the Company or its Subsidiaries, would have, individually or in the aggregate, a Material Adverse Effect or would or would be reasonably expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry, investigation or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or that would or would be reasonably expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby.

(36)	Environmental Matters. Except as set forth in Section 3.1(36) of the Company Disclosure Letter:

(a)	the Company and each of its Subsidiaries has been and is in compliance, in all material respects, with all, and has not violated, in any material respect, any, Environmental Laws;

(b)
except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Company or any of its Subsidiaries have Released, and, to the knowledge of the Company, no other Person has Released, any Hazardous Substances (in each case except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable properties, any real properties, or any lands comprising and/or connected with the Company Assets currently or, to the Company's knowledge, previously owned, leased or operated by the Company or by any of its Subsidiaries; and (ii), to the knowledge of the Company, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect the Company or any of its Subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable properties, any real properties, or any lands comprising and/or connected with the Company Assets currently or, to the Company's knowledge, previously owned, leased or operated by the Company or its Subsidiaries;

(c)	to the knowledge of the Company, all material Releases pertaining to or affecting the Company Assets have been reported to the appropriate Government Entity as required by Environmental Laws;

(d)
there are no pending claims or, to the knowledge of the Company, threatened claims, against the Company or any of its Subsidiaries arising out of any Environmental Laws, except as would not, individually or in the aggregate, have a  Material Adverse Effect;

(e)
the Company is not aware of, nor has it received: (i) any order or directive which relates to environmental matters that would have a Material Adverse Effect; or (ii) any demand or notice with respect to the material breach of any Environmental Law applicable to the Company, any of its Subsidiaries or the Company Assets;

(f)
no Liens, other than Permitted Liens, in favour of a Governmental Entity arising under Environmental Laws, are pending or, to the knowledge of the Company threatened, affecting, in any material respect, the Company, its Subsidiaries or the Company Assets;

(g)
the Company and its Subsidiaries are in possession of, and in compliance with, all material Authorizations required by Environmental Laws that are required to own, lease, develop and operate the Company Assets and to conduct their respective businesses, as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect;

(h)
in the Ordinary Course, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws, or any Authorization, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect; and

(i)
neither the Company nor any of its Subsidiaries has received notice of any proposed environmental, land use or royalty policies or Laws that the Company reasonably believes would have a Material Adverse Effect, other than those that apply to the oil and gas industry generally.

(37)
First Nations, Metis and Native Matters. None of the Company or any of its Subsidiaries: (i) is a party to any arrangement or understanding with First Nations, Metis, tribal or native authorities or communities in relation to the environment or development of communities in the vicinity of the Company Assets; or (ii) has received notice of any claim with respect to Company Assets for which the Company or any of its Subsidiaries has been served, either from First Nations, Metis, tribal or native authorities or any Governmental Entity, indicating that any of the Company Assets infringe upon or has an adverse effect on aboriginal rights or interests in such local, First Nations, Metis, tribal or native authorities.

(38)	Employees.

(a)
All written contracts in relation to the top 10 compensated Company Employees (calculated based on annual base salary plus target cash bonus) have been disclosed in the Data Room. No such employee has indicated to the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise.

(b)
The Company and its Subsidiaries are in material compliance with all terms and conditions of employment and all Law respecting employment, including pay equity, employment standards, labour, human rights, privacy, workers’ compensation and occupational health and safety, and there are no material outstanding claims, complaints, investigations or orders under any such Law and to the knowledge of the Company there is no basis for such claim other than as disclosed in Section 3.1(38)(b) of the Company Disclosure Letter.

(c)
All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in the books and/or records of the Company or of the applicable Subsidiary.

(d)
Except as disclosed in Section 3.1(38)(d) of the Company Disclosure Letter, no Company Employee has any agreement in relation to any employee’s termination, length of notice, pay in lieu of notice, severance, job security or similar provisions (other than such as results by Law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments, golden parachutes, severance payments, retention payments or agreements with current or former Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company or of any of its Subsidiaries.

(e)
There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Subsidiary has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation. As of the date of this Agreement, there are no claims or potential claims which may materially adversely affect the Company or any Subsidiary’s accident cost experience.

(f)
There are no material charges pending with respect to the Company or its Subsidiaries under applicable occupational health and safety legislation (“OHSL”). The Company and each of its Subsidiaries have complied in all material respects with the terms and conditions of OHSL, as well as any orders issued under OHSL and there are no appeals of any material orders under OHSL currently outstanding.

(39)	Collective Agreements.

(a)
Other than the Collective Agreements, neither the Company nor any Subsidiary is a party to, nor is engaged in any negotiations with respect to any collective bargaining or union agreement, any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights or letter of understanding, with respect to any current or former Company Employee. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any aspect of the Company Employees by way of certification, interim certification, voluntary recognition, or succession rights of any employees. Except as disclosed in Section 3.1(39)(a) of the Company Disclosure Letter, the Company and its Subsidiaries are in material compliance with the Collective Agreements and there are no material grievances or arbitration proceedings under the Collective Agreements.

(b)	There is no labour strike, dispute, lock-out work slowdown or stoppage pending or involving or threatened against the Company or any Subsidiary.

(c)
No trade union has applied to have the Company or a Subsidiary declared a related successor, or common employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which the Company or any Subsidiary carries on business.

(d)
Except as disclosed in Section 3.1(39)(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has engaged in any unfair labour practice and no material unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries.

(40)	Employee Plans.

(a)
Section 3.1(40)(a) of the Company Disclosure Letter lists all material Employee Plans. The Company has disclosed in the Data Room true, correct and complete copies of all such material Employee Plans as amended, together with all related documentation including funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements, asset statements, material opinions and memoranda (whether externally or internally prepared) and material correspondence with regulatory authorities or other relevant Persons. No set of facts exist and no changes have occurred which would materially affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser. No commitments to improve or otherwise amend any material Employee Plan have been made.

(b)
Each material Employee Plan is and has been established, registered, qualified, funded and, in all material respects, administered in accordance with Law and in accordance with their terms. No fact or circumstance exists which could adversely affect the registered status of any such material Employee Plan. The Company has not breached any fiduciary obligation with respect to the administration or investment of any material Employee Plan.

(c)
All contributions, premiums or taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each material Employee Plan or by Law have been made in a timely fashion.

(d)
No material Employee Plan is subject to any investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits) and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any material Employee Plan required to be registered or qualified.

(e)
No Employee Plan is a multi-unit pension plan as such term is defined under the Employment Pension Plan Act (Alberta) or any similar plan for purposes of pension standards legislation of another jurisdiction.

(41)	Insurance.

(a)
The Company and each of its Subsidiaries is, and has been continuously since January 1, 2011, insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries and their respective assets.

(b)
To the knowledge of the Company each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of the Company or of any of its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Company or of any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(42)	Taxes.

(a)
The Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects.

(b)
The Company and each of its Subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and its Subsidiaries have provided adequate accruals in accordance with GAAP in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(c)
Except as disclosed in Section 3.1(42)(c) of the Company Disclosure Letter, no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any material action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets.

(d)
No claim has been made by any Government Entity in a jurisdiction where the Company and any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material Tax by that jurisdiction.

(e)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.

(f)
The Company and each of its Subsidiaries has withheld or collected all material amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(g)
Other than waivers that were filed solely for the purpose of permitting the Company to claim deductions in order to reduce Taxes arising from adjustments to income arising from assessments or reassessments of Tax for prior taxation years and for which the Company has filed objections or appeals in respect of such amendments or reassessments (the “Protective Waivers”), there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. For greater certainty, no Protective Waiver allows the relevant Governmental Entity to assess or reassess additional Tax in respect of the taxation year to which the Protective Waiver relates.

(h)
The Company and each of its Subsidiaries has made available to the Purchaser true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(i)
Neither the Company nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(j)
The tax attributes of the assets of the Company and each of its Subsidiaries are accurately reflected in the Tax Returns of the Company and of each of its Subsidiaries, as applicable, and have not materially and adversely changed since the date of such Tax Returns, except to the extent that such attributes have been used in the Ordinary Course or as a result of completion of any transaction contemplated by this Agreement including, without limitation, any Pre-Acquisition Reorganization and as set forth in Section 3.1(42)(j) of the Company Disclosure Letter.

(k)
There are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries. Other than in the Ordinary Course, the Company and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or its Subsidiaries for any period ending after the Effective Time.

(l)	The Company is not a non-resident of Canada within the meaning of the Tax Act.

(43)
Flow-Through Obligations. Except as disclosed in Section 3.1(43) of the Company Disclosure Letter, the Company or its Subsidiaries do not have any obligations to incur or renounce to investors any Canadian exploration expense or Canadian development expense, each as defined under the Tax Act, pursuant to any flow-through share agreement of which the Company, its Subsidiaries or any of their respective predecessor is a party.

(44)
Disclosure. Other than with respect to Reserves Information, the representation for which is given in Paragraph (32) hereof, no forecast, budget or projection provided by or on behalf of the Company to the Purchaser contains any Misrepresentation and such forecasts, budgets and projections were prepared in good faith and at the time they were prepared contained reasonable estimates of the prospects of the business of the Company and its Subsidiaries.

(45)
Confidentiality Agreements. All agreements entered into by the Company or any of its Subsidiaries with Persons other than the Parent regarding the confidentiality of information provided to such Person or reviewed by such Persons with respect to any transaction in the nature described in the definition of Acquisition Proposal contain customary provisions, including standstill provisions, which do not provide for any waiver or release thereof other than with the consent of the Company or its Subsidiary and the Company or, if applicable, its Subsidiary has not waived, released or amended the standstill or other provisions of any such agreements. The Company or any of its Subsidiaries have not negotiated or engaged in any discussions with respect to any such proposal with any Person who has not entered into such a confidentiality agreement.

(46)	Opinion of Financial Advisors. The Board has received the Fairness Opinions.

(47)
Brokers. Except for the engagement letters between the Company and the Financial Advisors and the fees payable under or in connection with such engagements, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement. A true and complete copy of the engagement letters between the Company and the Financial Advisors have been provided to Stikeman Elliott LLP and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagements or that may otherwise be payable to the Financial Advisors.

(48)	Board Approval.

(a)
As of the date hereof, the Board, after consultation with its legal advisors and the Financial Advisors, has unanimously: (i) determined that the Consideration to be received by the Affected Shareholders pursuant to the Arrangement and this Agreement is fair to such holders and that the Arrangement is in the best interests of the Company; (ii) resolved to unanimously recommend that the Common Shareholders vote in favour of the Arrangement Resolution and the Preferred Shareholders vote in favour of the Preferred Shareholder Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

(b)
Each of the directors and officers of the Company has advised the Company and the Company believes that they intend to vote or cause to be voted all Company Shares beneficially held by them in favour of the Arrangement Resolution and the Preferred Shareholder Resolution, as applicable, and the Company shall make a statement to that effect in the Company Circular.

(49)	Funds Available. The Company has sufficient funds available to pay the Termination Fee.

(50)
Money Laundering. The operations of the Company and of each of its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity relating to money laundering (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(51)
Anti-Corruption. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of its or their respective directors, executives, officers, representatives, agents or employees has: (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act or the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

SCHEDULE F
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND PURCHASER

(1)
Organization and Qualification. Each of the Parent and Purchaser is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted.

(2)
Corporate Authorization. Each of the Parent and Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by each of the Parent and Purchaser of their respective obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Parent and Purchaser and no other corporate proceedings on the part of each of the Parent and Purchaser are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than the approval by the shareholders of Parent pursuant to the requirements of the Hong Kong Listing Rules which is being delivered on the date hereof.

(3)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Parent and Purchaser, and constitutes a legal, valid and binding agreement of each of them enforceable against each of them in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)
Governmental Authorization. The execution, delivery and performance by each of Parent and Purchaser of their respective obligations under this Agreement and the consummation by the Parent and Purchaser of the Arrangement and the transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Parent and Purchaser other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) the Key Regulatory Approvals and any other Regulatory Approval identified in accordance with this Agreement; (v) pursuant to the requirements of the Hong Kong Listing Rules; and (vi) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of the Parent or Purchaser to consummate the Arrangement and the transactions contemplated hereby. The Purchaser has no reason to believe that the PRC Approvals will not be obtained prior to the Outside Date.

(5)
Non-Contravention. The execution, delivery and performance by Parent and Purchaser of their respective obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not (or would

F - 1

not with the giving of notice, the lapse of time or the happening of any other event or condition):

(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Parent or Purchaser; or

(b)
assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of any Law applicable to the Parent or Purchaser or any of their respective properties or assets except as would not, individually or in the aggregate, materially impede the ability of the Parent or Purchaser to consummate the Arrangement and the transactions contemplated hereby.

(6)
Litigation. There are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending, or, to the knowledge of Parent and Purchaser threatened, against the Parent or the Purchaser before any Governmental Entity nor are the Parent or Purchaser subject to any outstanding judgment, order, writ, injunction or decree that, either individually or in the aggregate, is reasonably likely to prevent or materially delay consummation of the Arrangement or the transactions contemplated hereby.

(7)
Funds Available. The Parent has, and the Purchaser will have at the Effective Time, sufficient funds available to satisfy the aggregate Consideration payable by the Purchaser pursuant to the Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement, and to satisfy all other obligations payable by the Purchaser pursuant to this Agreement and the Arrangement.

F - 2